Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ANJU SOFTWARE, INC.

THISBE MERGER SUB, INC.

and

OMNICOMM SYSTEMS, INC.

Dated as of July 15, 2019

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Table of Contents

(Continued)

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Table of Contents

(Continued)

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EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 15, 2019, by and among Anju Software, Inc., a Delaware corporation (“Parent”), Thisbe Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and OmniComm Systems, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

A.     The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (collectively with the other transactions contemplated by this Agreement, the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger in accordance with the DGCL.

B.     Each of the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein, and the board of directors of Merger Sub has resolved to recommend that Parent adopt this Agreement and approve the Merger in accordance with the DGCL as the sole stockholder of Merger Sub.

C.     Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered a commitment letter among Parent, ABRY Partners IX, L.P., an exempted limited partnership formed and registered under the laws of the Cayman Islands, and ABRY Partners IX Co-Investment Fund, L.P., an exempted limited partnership formed and registered under the laws of the Cayman Islands (together, the “Sponsors”), pursuant to which the Sponsors have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amount set forth therein (the “Equity Commitment Letter”).

D.     Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

Article I
DEFINITIONS & INTERPRETATIONS

1.1     Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a)     “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential; provided, however, that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).

(b)     “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) with respect to an Acquisition Transaction.

(c)     “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i)     any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;

(ii)     any direct or indirect purchase, license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(iii)     any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold securities representing more than 15% of the total outstanding voting power of the Company outstanding after giving effect to the consummation of such transaction.

(d)     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(e)     “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other laws, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(f)     “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company Group as of December 31, 2018 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2018.

(g)     “Business Day” means each day that is not a Saturday, Sunday or other day on which the Company is closed for business or commercial banks located in New York, New York are closed for business.

(h)     “Code” means the Internal Revenue Code of 1986, as amended.

(i)     “Company Board” means the Board of Directors of the Company.

(j)     “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(k)     “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(l)     “Company Convertible Debt Instruments” means the convertible notes and convertible debentures issued by the Company that are convertible into shares of Company Capital Stock and set forth on Section 1.1(l) of the Company Disclosure Letter.

(m)     “Company Equity Plans” means, collectively, (x) the OmniComm Systems 2009 Omnibus Incentive Plan, effective as of March 10, 2009, and (y) the OmniComm Systems, Inc. 2016 Omnibus Incentive Plan, effective as of June 30, 2016, in each case, as amended.

(n)     “Company Group” means the Company and its Subsidiaries.

(o)     “Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company Group.

(p)     “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect, fact or circumstance (each, an “Effect”) that, individually or taken together with all other Effects, (A) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company Group, taken as a whole; or (B) would reasonably be expected to prevent or materially impair or delay the consummation by the Company of the Merger; provided, however, that, with respect to clause (A) only, none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i)     changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii)     changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)     changes in conditions in the industries in which the Company Group generally conducts business, including changes in conditions in the software industry;

(iv)     changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v)     any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

(vi)     earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vii)     any Effect resulting from the announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees, suppliers, customers, partners, vendors or any other third Person (other than for purposes of any representation or warranty contained in Section 3.5);

(viii)     any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date hereof;

(ix)     changes or proposed changes in GAAP or other accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing);

(x)     changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and

(xi)     any failure, in and of itself, by the Company Group to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure described in clause (A) or (B) may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

except, with respect to clauses (i), (ii), (iii), (iv), (v), and (vi) to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

(q)     “Company NWC Amount” means $3,800,232.00.

(r)     “Company Options” means any options (whether Vested Company Options or Unvested Company Options) to purchase shares of Company Common Stock granted under any of the Company Equity Plans and pursuant to an award agreement.

(s)     “Company Plan” means the Employee Plans (other than equity and equity-based arrangements, and change in control, severance and retention arrangements and, subject to Section 6.11(b), individual employment agreements) of the Surviving Corporation or any of its Subsidiaries.

(t)     “Company Preferred Stock” means the Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock.

(u)     “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company Group.

(v)     “Company Restricted Shares” means any shares of restricted stock granted under any of the Company Equity Plans and pursuant to an award agreement.

(w)     “Company Series A Preferred Stock” means the Series A convertible preferred stock, par value $0.001 per share, of the Company.

(x)     “Company Series B Preferred Stock” means the Series B convertible preferred stock, par value $0.001 per share, of the Company.

(y)     “Company Series C Preferred Stock” means the Series C convertible preferred stock, par value $0.001 per share, of the Company.

(z)     “Company Series D Preferred Stock” means the Series D preferred stock, par value $0.001 per share, of the Company.

(aa)     “Company Stockholders” means the holders of shares of Company Capital Stock.

(bb)     “Company Warrants” means any warrants to purchase shares of Company Common Stock.

(cc)     “Continuing Employee” means each individual who is an employee of the Company Group immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(dd)     “Contract” means any written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

(ee)     “Environmental Law” means any applicable law or order relating to pollution, the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any Person with respect to Hazardous Substances or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.

(ff)     “ERISA” means the Employee Retirement Income Security Act of 1974.

(gg)     “Exchange Act” means the Securities Exchange Act of 1934.

(hh)     “Financing Sources” means the Persons (other than Parent and its Affiliates), if any, that provide the Debt Financing in connection with the Merger and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and their and their Affiliates’ current, former and future officers, directors, general or limited partners, shareholders, members, controlling persons, employees, agents and representatives involved in the Debt Financing and the successors and assigns of each of the foregoing.

(ii)     “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(jj)     “Governmental Authority” means any government, governmental or regulatory entity or body, department, commission, bureau, council, board, agency or instrumentality, and any court, tribunal, arbitrator (public or private) or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.

(kk)     “Governmental Health Program” means any federal healthcare program as defined in 42 U.S.C. § 1320a-7b(f), including but not limited to Medicare, Medicaid, TRICARE, CHAMPVA, and state healthcare programs (as defined therein), and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code.

(ll)     “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” including petroleum and petroleum products, polychlorinated biphenyls and friable asbestos.

(mm)     “Healthcare Laws” means all laws applicable to the business of the Company Group, including Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute), Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a 7; HIPAA; any similar state and local laws that address the subject matter of the foregoing; any state law concerning the splitting of healthcare professional fees; Healthcare Permit Laws; laws relating to the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Governmental Health Programs and advertising or marketing of healthcare services; the Food, Drug and Cosmetic Act, 21 C.F.R. §§ 301 et seq.; the Prescription Drug Marketing Act of 1987; and the Patient Protection and Affordable Care Act of 2010.

(nn)     “Healthcare Permits” means any and all licenses, permits, certifications, authorizations, approvals, registrations, accreditations, consents, qualifications, and/or any other permit or permission which are material to or legally required for the operation of the business of the Company Group as currently conducted or in connection with the Company Group’s ability to own, lease, operate or manage any of its property or the business, in each case that are issued or enforced by a Governmental Authority with jurisdiction over any Healthcare Law.

(oo)     “HIPAA” means (i) the Health Insurance Portability and Accountability Act of 1996; (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) applicable state laws regarding patient privacy and the security, use or disclosure of healthcare records.

(pp)     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(qq)     “In-the-Money Company Options” means Company Options with an exercise price per share less than the Common Per Share Price.

(rr)     “Indebtedness” means any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case, to the extent drawn upon); (iv) liabilities pursuant to capitalized leases; (v) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) payment obligations arising in connection with earnouts or other deferred purchase price liabilities related to past acquisitions; (vii) indebtedness of others guaranteed by the Company Group or secured by any lien or security interest on the assets of the Company Group; (viii) any Restricted Share Gross-Up payments payable in connection with the transactions contemplated hereby; (ix) all fees and expenses payable by the Company to Advisor in connection with the transactions contemplated by this Agreement; (x) accrued and unpaid dividends with respect to the Company Series B Preferred Stock and Company Series C Preferred Stock and (xi) any transaction bonus to be paid to Mr. Cornelis F. Wit or his designee in connection with the transactions contemplated by this Agreement pursuant to that certain employment agreement, by and between the Company and Mr. Wit, dated as of June 1, 2002.

(ss)     “Information Statement” means a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Written Consent, the Merger and the other transactions contemplated by this Agreement, together with any amendments thereof or supplements thereto.

(tt)     “Intellectual Property” means all of the following and any rights associated therewith in any jurisdiction throughout the world: (i) all United States and foreign patents and applications and patent disclosures and inventions therefor (“Patents”); (ii) all copyrights, copyright registrations and applications therefor, rights in original works of authorship and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) trademarks, service marks, trade dress rights, trade names, logos, slogans, Internet domain names and similar designation of origin and rights therein, together with all goodwill associated therewith (“Marks”); (iv) all rights in mask works, and all mask work registrations and applications therefor; (v) rights in trade secrets and confidential information; (vi) software (including source code, executable code, binary code, and documentation), data, and databases (“Software”); and (vii) any other intellectual property or proprietary rights or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(uu)     “IRS” means the United States Internal Revenue Service or any successor thereto.

(vv)     “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of Cornelis F. Wit, Randall G. Smith, Stephen E. Johnson, Thomas E. Vickers and Kuno D. van der Post, in each case, after reasonable inquiry.

(ww)     “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, audit, investigation (to the Knowledge of the Company, as used in relation to the Company) or other legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(xx)     “Material Contract” means any of the following Contracts:

(i)     any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company Group, taken as a whole;

(ii)     any employment, management, severance, retention, transaction bonus, change in control compensation, individual consulting, relocation, repatriation or expatriation Contract (A) not terminable at will by the Company Group without incurring any material liability thereunder or (B) pursuant to which the Company Group has continuing obligations as of the date hereof with any current or former executive officer or other employee of the Company Group at the vice president level or above, or any member of the Company Board;

(iii)     any material Contract with any Material Customer;

(iv)     any material Contract with any of the top ten vendors to the Company Group, taken as a whole, determined on the basis of expenditures by the Company Group, taken as a whole, for the trailing 12-month period ending March 31, 2019;

(v)     subject to the exclusions in Section 3.16(e), any IP Contract;

(vi)     any Contract containing any covenant or other provision (A) limiting the right of the Company Group to engage in any material line of business or to compete with any Person in any line of business that is material to the Company; or (B) containing and limiting the right of the Company Group pursuant to any “most favored nation” or “exclusivity” provisions, in each case of the above other than any such Contracts that (1) may be cancelled without material liability to the Company Group, taken as a whole, upon notice of 90 days or fewer, or (2) are not material to the Company Group, taken as a whole;

(vii)     any Contract (A) relating to the disposition or acquisition of assets by the Company Group with a value greater than $100,000 after the date hereof other than in the ordinary course of business; or (B) pursuant to which the Company Group will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;

(viii)     any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than Contracts evidencing Company Restricted Shares or Company Options);

(ix)     any Contract providing for indemnification of any officer, director or employee by the Company Group, other than Contracts entered into on substantially the same form as the Company Group’s standard forms previously made available to Parent;

(x)     any Contract that is an agreement in settlement of a dispute that imposes material obligations on the Company Group after the date hereof; and

(xi)     any Contract that involves a joint venture entity, limited liability company or legal partnership (excluding, for avoidance of doubt, strategic relationships, alliances, reseller agreements and other commercial agreements that do not involve the formation of an entity with any third Person).

(yy)     “Net Working Capital” means (i) current assets, minus (ii) current liabilities (excluding deferred revenue, non-cash current liabilities, and the current portion of any debt), minus (iii) 20% of all deferred revenue (including both short-term and long-term deferred revenue); provided, however, that to the extent the Company repays any item of Indebtedness after the date hereof and prior to the Closing, then such repayment of Indebtedness, and the related reduction in current assets (e.g. cash), shall not be taken into consideration in the calculation of Net Working Capital at the Closing.

(zz)     “OTCQX” means the OTCQX Marketplace and any successor stock exchange.

(aaa)     “Parent Credit Agreement” means that certain Credit Agreement, dated as of February 26, 2019, by and among Anju Acquisition, Inc., Anju Software, Inc., the Guarantors party thereto from time to time, Baring Finance LLC, as Administrative Agent, and each L/C Issuer and lender party thereto from time to time.

(bbb)     “Per Share Price” means, as applicable, the Common Per Share Price or the Series D Per Share Price.

(ccc)     “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable law (other than Tax law); (v) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by the Company Group; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date hereof; (ix) non-exclusive licenses to Company Intellectual Property granted to customers in the ordinary course of business; (x) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company Group, taken as a whole; (xi) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company Group; or (xii) liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property subject thereto.

(ddd)     “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(eee)     “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); and (iii) registered Copyrights and applications for Copyright registration.

(fff)     “Representative” means, with respect to any Person, such Person’s Affiliates, directors, officers, employees, consultants, agents, representatives and advisors.

(ggg)     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(hhh)     “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(iii)     “Securities Act” means the Securities Act of 1933.

(jjj)     “Series D COD” means the Certificate of Designation, Preferences and Rights of the Company Series D Preferred Stock.

(kkk)     “Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

(lll)     “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all aspects of the Acquisition Proposal that the Company Board (or a committee thereof) deems relevant, and if consummated, would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “75%.”

(mmm)     “Tax” means any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions in the nature of taxes (including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, unclaimed property, escheat and property taxes, together with all interest, penalties and additions imposed with respect to (or in lieu of) such amounts).

(nnn)     “Transaction Litigation” means any Legal Proceeding commenced or threatened (in writing) against a Party or any of its directors, Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its directors, Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to or regarding the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, any Other Required Company Filing or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties or with the Financing Sources or the Sponsors related to this Agreement or the Equity Commitment Letter.

(ooo)     “Unvested Company Option” means each Company Option that is not a Vested Company Option.

(ppp)     “Unvested Company Restricted Share” means each Company Restricted Share that is not a Vested Company Restricted Share.

(qqq)     “Vested Company Option” means each Company Option that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the transactions contemplated hereby (and without any additional action by the Company, the Company Board or a committee thereof, including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time) pursuant to the applicable Company Equity Plan, applicable award agreement and/or this Agreement.

(rrr)     “Vested Company Restricted Share” means each Company Restricted Share that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the transactions contemplated hereby (and without any additional action by the Company, the Company Board or a committee thereof, including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time) pursuant to the applicable Company Equity Plan, applicable award agreement and/or this Agreement.

(sss)     “WARN” means the United States Worker Adjustment and Retraining Notification Act and any similar foreign, state or local law, regulation or ordinance.

1.2     Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Advisor	3.3(b)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)
Anti-Corruption Laws	3.27(b)
Available Debt Financing	6.6(a)
Breach	3.20(d)
Bylaws	3.1
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.9(c)
Charter	2.5(a)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.19(a)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(c)(i)
Company Breach Notice Period	8.1(e)
Company Disclosure Letter	Article III
Company Related Parties	8.4(d)
Company SEC Reports	3.9

Term	Section Reference
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Company Termination Fee	8.4(a)(i)
Comparable Plans	6.11(a)
Confidentiality Agreement	9.4
Consent	3.6
Consent End Date	5.3(b)
Copyrights	1.1(ss)
D&O Insurance	6.10(c)
Debt Financing	6.6(b)(i)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
Dividend Amount	2.11(a)
Dividend Fund	2.11(a)
Dividend Payee	2.11(a)
Effect	1.1(p)
Effective Time	2.2
Electronic Delivery	9.13
Employee Plans	3.18(a)
Enforceability Limitations	3.2
Equity Commitment Letter	Recitals
Equity Financing	4.10(a)
ERISA Affiliate	3.18(a)
Exchange Fund	2.9(b)
Indemnified Persons	6.10(a)
International Employee Plans	3.18(a)
Intervening Event	5.3(d)(i)
IP Contracts	3.16(e)
Lease	3.16(e)
Leased Real Property	3.16(e)
Marks	1.1(ss)
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
New Plans	6.11(b)
Notice Period	5.3(d)(ii)(3)
Old Plans	6.11(b)
Other Required Company Filing	6.3(b)
Other Required Parent Filing	6.3(c)
Outstanding Proposal	8.4(a)(i)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Breach Notice Period	8.1(g)
Parent Disclosure Letter	Article IV
Parent Payee	8.4(a)
Parent Related Parties	8.5(d)
Parent Termination Fee	8.5(a)
Party	Preamble

Term	Section Reference
Patents	1.1(ss)
Payment Agent	2.9(a)
Per Share Price	2.7(a)(ii)
Permits	3.21
Proxy Statement	6.3(a)
Recent SEC Reports	Article III
Reimbursement Obligations	6.6(g)
Requisite Stockholder Approval	3.4
Restricted Share Gross Up	2.8(c)
Series D Per Share Price	2.7(a)(iv)
Sponsors	Recitals
Stockholder Approval Date	5.3(b)
Stockholder Written Consent	6.3(a)
Surviving Corporation	2.1
Tax Returns	3.17(a)
Termination Date	8.1(c)
Trade Control Laws	3.27(a)(i)
Uncertificated Shares	2.9(c)
Vested Option Consideration	2.8(b)
Vested Restricted Share Consideration	2.8(a)
Written Consent Failure	6.3(c)

1.3     Certain Interpretations.

(a)     When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b)     When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c)     Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d)     The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e)     When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f)     The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g)     When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h)     Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i)     When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practices.”

(j)     A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(k)     All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(l)     The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m)     The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1).

(n)     The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o)     No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p)     The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(q)     The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.7 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons, other than the Parties, may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

(r)     Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials (i) have been posted to a virtual data room managed by Crosstree Capital Partners at https://crosstreecapitalpartners.securevdr.com prior to 5 p.m. Eastern time on July 14, 2019 and/or (ii) are included in full (including all schedules, exhibits and annexes thereto, other than to the extent that such schedules, exhibits or annexes are permitted to be omitted by applicable Law) in the Recent SEC Reports.

Article II
THE MERGER

2.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2     The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3     The Closing. Unless this Agreement has previously been terminated in accordance with Article VIII, the consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., Eastern time, at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the third Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4     Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5     Certificate of Incorporation and Bylaws.

(a)     Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.10(a), the Certificate of Incorporation of the Company, as amended, corrected, supplemented or otherwise modified from time to time (the “Charter”), will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be “OmniComm Systems, Inc.”.

(b)     Bylaws. At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation (except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation) until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6     Directors and Officers.

(a)     Directors. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b)     Officers. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7     Effect on Capital Stock.

(a)     Capital Stock. Unless otherwise mutually agreed by the Parties or by Parent and the applicable holder, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i)     each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii)     each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $0.41032, without interest thereon (the “Common Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.13);

(iii)     each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor; and

(iv)     each share of Company Series D Preferred Stock then outstanding will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $0.001, without interest thereon (the “Series D Per Share Price”), in accordance with the Series D COD and the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.13).

(b)     Adjustment to the Common Per Share Price. The Common Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c)     Statutory Rights of Appraisal.

(i)     Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Common Per Share Price pursuant to this Section 2.7. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Common Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9.

(ii)     The Company will give Parent (A) prompt notice of any written demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

2.8     Equity Awards.

(a)     Company Restricted Shares. Unless otherwise mutually agreed by the Parties or by Parent and the applicable holder, at the Effective Time, by virtue of the Merger, (i) each Company Restricted Share that is an Unvested Company Restricted Share, unexpired, unexercised, and outstanding as of immediately prior to the Effective Time shall become a Vested Company Restricted Share (without further restrictions with respect to ownership rights thereto) as of the Effective Time, and (ii) each Vested Company Restricted Share shall be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Vested Company Restricted Share, multiplied by (B) the Common Per Share Price (the “Vested Restricted Share Consideration”).

(b)     Company Options. Unless otherwise mutually agreed by the Parties or by Parent and the applicable holder, at the Effective Time, by virtue of the Merger, (i) each Company Option that is an Unvested Company Option, unexpired, unexercised, and outstanding as of immediately prior to the Effective Time shall become a Vested Company Option, and (ii) each Vested Company Option shall be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Vested Company Option, multiplied by (B) the excess, if any, of the Common Per Share Price over the applicable per share exercise price under such Vested Company Option, subject to any required withholding of Taxes (the “Vested Option Consideration”).

(i)     Notwithstanding the foregoing, each Company Option that is not an In-the-Money Company Option as of immediately prior to the Effective Time shall be cancelled immediately upon the Effective Time pursuant to this Section 2.8(b) without payment or consideration.

(c)     Payment Procedures. Immediately following the Effective Time, Parent shall deposit or shall cause to be deposited with the Company cash in U.S. dollars sufficient to pay the aggregate Vested Option Consideration and Vested Restricted Share Consideration, to the extent the Company does not have the requisite amount of cash on hand, the tax gross-up payment contemplated in each Company Restricted Share award agreement (the “Restricted Share Gross-Up”) and the Company’s portion of any FICA or FUTA tax related thereto. The Surviving Corporation shall then pay on the first payroll date that is at least 7 Business Days after the Closing Date the aggregate Vested Option Consideration, Vested Restricted Share Consideration and Restricted Share Gross-Up, as applicable, net of any applicable withholding Taxes, payable with respect to each Vested Company Option and Vested Company Restricted Share through, to the extent applicable, the Surviving Corporation’s (or any of its Subsidiaries) payroll (subject to any required tax withholdings) to the applicable holders of such Vested Company Options and Vested Company Restricted Shares. Notwithstanding the foregoing, if any payment owed to a holder of Company Options and Company Restricted Shares pursuant to Section 2.8(a) or Section 2.8(b), as applicable, cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event later than the first payroll date that is at least 7 Business Days after the Closing Date).

(d)     Company Convertible Debt Instruments. Prior to, or on, the Closing Date, but prior to the Closing, the Company shall:

(i)     repay all indebtedness outstanding under Company Convertible Debt Instruments for which consent has been received pursuant to Section 6.1(a)(iv); or

(ii)     in the event consent for repayment of any Company Convertible Debt Instruments has not been received pursuant to Section 6.1(a)(iv), take all actions that are necessary or appropriate to convert all indebtedness owed under such Company Convertible Debt Instruments into Company Common Stock.

(e)     Further Actions. The Company shall take all action necessary to effect the cancellation and exchange, as applicable, of Company Restricted Shares and Company Options at the Effective Time and to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). By approving this Agreement, the Company Board shall be deemed to have approved and authorized each and every amendment to any of the Company Equity Plans, the Company Restricted Shares, the Company Stock Options and Company Warrants as may be necessary or appropriate to give effect to the provisions of this Section 2.8 and Section 2.10. All Company Equity Plans will terminate as of the Effective Time, and the provisions in any other Employee Plan or Contract providing for the issuance or grant of any other interest in respect of the capital stock of the Company Group will be cancelled as of the Effective Time, and the Company will take all action necessary to effect the foregoing. The Company shall use its reasonable best efforts prior to the Effective Time to ensure that following the Effective Time no participant in any Company Equity Plan or other Employee Plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries. Except as set forth in this Agreement, no holder of any Company Options and/or Company Restricted Shares shall be entitled to any payments in respect of such Company Options and/or Company Restricted Shares.

2.9     Exchange of Certificates.

(a)     Payment Agent. Prior to the Closing, Parent will (i) select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b)     Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Capital Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Capital Stock become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c)     Payment Procedures. Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”); and (ii) uncertificated shares of Company Capital Stock that represented outstanding shares of Company Capital Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Uncertificated Shares”) (A) a letter of transmittal in customary form and reasonably acceptable to each of the Company and Parent prior to the Effective Time (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent, or, in the case of Uncertificated Shares, upon adherence to the procedures set forth in such letter of transmittal); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the applicable Per Share Price payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Capital Stock represented by such Certificate; by (y) the applicable Per Share Price payable in respect thereof pursuant to Section 2.7 (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Capital Stock represented by such holder’s transferred Uncertificated Shares; by (2) the applicable Per Share Price payable in respect thereof pursuant to Section 2.7 (less any applicable withholding Taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the applicable Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the applicable Per Share Price, without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.

(d)     Transfers of Ownership. If a transfer of ownership of shares of Company Capital Stock is not registered in the stock transfer books or ledger of the Company, or if the applicable Per Share Price is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the applicable Per Share Price may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the applicable Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the applicable Per Share Price with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(e)     No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)     Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not previously surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 will thereafter look for payment of the applicable Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar laws), for any claim to the applicable Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares at such date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10     Treatment of Company Warrants. The Company shall cause all outstanding Company Warrants to cease to represent, as of immediately prior to the Effective Time, a right to acquire shares of Company Common Stock and to then be converted, in settlement and cancellation thereof, into the right to receive, at the Effective Time, cash in an amount equal to (i) the excess, if any, of (A) the Common Per Share Price over (B) the exercise price per share of the Company Common Stock subject to such Company Warrant, multiplied by (ii) the number of shares of Company Common Stock for which such Company Warrant shall not previously have been exercised (it being understood that each unexercised Company Warrant as of the Effective Time with an exercise price equal to or greater than the Common Per Share Price shall be cancelled at the Effective Time without consideration therefor). As soon as practicable following the Effective Time (but in any event not later than five Business Days thereafter), the Surviving Corporation shall pay to each holder of Company Warrants the cash payments to which such holder is entitled pursuant to this Section 2.10 (subject to any required tax withholdings).

2.11     Payment of Company Series B Preferred Stock and Company Series C Preferred Stock Dividends.

(a)     Prior to Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, $2,081,979.97 (the “Dividend Amount”), which equals the aggregate amount of accrued and unpaid dividends with respect to the Company Series B Preferred Stock and Company Series C Preferred Stock, to be paid to the prior holders of record of such Company Series B Preferred Stock and Company Series C Preferred Stock entitled to receipt of such dividends (the “Dividend Payees”). Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Dividend Fund”). Any income from investment of the Dividend Fund will be payable to Parent or the Surviving Corporation, as Parent directs. Subject to Section 2.11(c), the Dividend Fund shall be the sole recourse with respect to the accrued and unpaid dividends of the Company Series B Preferred Stock and Company Series C Preferred Stock, and the Dividend Payees shall look solely to the Dividend Fund for payment of such accrued and unpaid dividends or any claims related thereto.

(b)     Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each Dividend Payee a letter of acceptance, requiring acknowledgement that, upon receipt of payment, the Surviving Corporation will have no further obligations with respect to such dividends. Upon delivery of such letter of acceptance, duly completed and validly executed in accordance with the instructions thereto, such Dividend Payee will be entitled to receive an amount in cash equal to the accrued and unpaid dividends owing to such Dividend Payee.

(c)     Any portion of the Dividend Fund that remains undistributed to the Dividend Payees on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any Dividend Payees will thereafter look solely to Parent for payment of the accrued and unpaid dividends owing to such Dividend Payee or for any claims related thereto, provided that in no event shall the liability of the Parent and the Surviving Corporation with respect to the accrued and unpaid dividends of the Company Series B Preferred Stock and Company Series C Preferred Stock exceed (i) the Dividend Amount minus (ii) any amounts paid to Dividend Payees pursuant to Section 2.11(b).

2.12     No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Capital Stock will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares previously representing any shares of Company Capital Stock will cease to have any rights with respect thereto, except the right to receive the applicable Per Share Price payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The applicable Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.13     Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the applicable Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such applicable Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.14     Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation will be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.15     No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

2.16     Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2017 and prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “Recent SEC Reports”) (it being (i) understood that any matter disclosed in any Recent SEC Report will be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is reasonably apparent on the face of such disclosure in such Recent SEC Report that it is applicable to such section of the Company Disclosure Letter; and (ii) acknowledged that nothing disclosed in the Recent SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.7 or Section 3.12(a)(ii)); or (b) subject to the terms of Section 9.12, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1     Organization; Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the by-laws of the Company (the “Bylaws”), each as amended, supplemented or otherwise modified to date. The Company is not in violation of the Charter or the Bylaws of the Company.

3.2     Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (the “Enforceability Limitations”).

3.3     Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a)     Company Board Approval. The Company Board has, by resolutions duly adopted at a meeting duly called and held, which resolutions have not as of the date of this Agreement been subsequently rescinded, modified or withdrawn in any way, (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; and (iii) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger in accordance with the DGCL (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(b)     Fairness Opinion. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of its financial advisor, Crosstree Capital Partners, Inc. (the “Advisor”), to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, matters, qualifications and assumptions set forth therein, the Common Per Share Price to be received by the holders of shares of Company Common Stock (other than Owned Company Shares or Dissenting Company Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders (it being understood and agreed that such written opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).

(c)     Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger.

3.4     Requisite Stockholder Approval. The adoption of this Agreement by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Capital Stock (voting together as one class) entitled to vote on the adoption of this Agreement (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary pursuant to applicable law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.

3.5     Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any law or order applicable to the Company Group or by which any of its properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company Group, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.

3.6     Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority is required on the part of the Company (a) in connection with the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of any other applicable Antitrust Laws; (iv) any filings required to be made with any Governmental Authority related to any material Permits that are required for the operation of the business of the Company Group as currently conducted; and (v) such other Consents the failure of which to obtain would not have a Company Material Adverse Effect.

3.7     Company Capitalization.

(a)     Capital Stock. The authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock; and (ii) 10,000,000 shares of Company Preferred Stock, consisting of (A) 3,772,500 shares of undesignated Company Preferred Stock, (B) 5,000,000 shares of Company Series A Preferred Stock, (C) 230,000 shares of Company Series B Preferred Stock, (D) 747,500 shares of Company Series C Preferred Stock and (E) 250,000 shares of Company Series D Preferred Stock. As of July 15, 2019 (such time and date, the “Capitalization Date”), (I) 160,319,519 shares of Company Common Stock were issued and outstanding; (II) no shares of Company Series A Preferred Stock, Company Series B Preferred Stock or Company Series C Preferred Stock were issued and outstanding; (III) 250,000 shares of Company Series D Preferred Stock were issued and outstanding; and (IV) no shares of Company Capital Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. From the Capitalization Date to the date hereof, the Company has not issued or granted any Company Securities other than pursuant to the exercise of Company Restricted Shares or Company Options granted prior to the date hereof and set forth on Section 3.7(a) of the Company Disclosure Letter.

(b)     Stock Reservation. As of the Capitalization Date, the Company has reserved (i) 8,651,250 shares of Company Common Stock for issuance pursuant to the Company Equity Plans; (ii) 17,920,000 shares of Company Common Stock for issuance upon the exercise of the Company Warrants; and (iii) 11,540,000 shares of Company Common Stock for issuance upon the conversion of the Company Convertible Debt Instruments. As of the Capitalization Date, there were outstanding (x) Company Restricted Shares representing the right to receive up to 2,100,000 shares of Company Common Stock; (y) Company Options to acquire 2,320,000 shares of Company Common Stock (which outstanding Company Options have a weighted average exercise price equal to $0.28); and (z) Company Warrants to purchase 5,670,000 shares of Company Common Stock (which outstanding Company Warrants have a weighted average exercise price equal to $0.25) and Company Warrants to purchase 12,250,000 shares of Company Common Stock (which outstanding Company Warrants have a weighted average exercise price equal to $0.60). Each grant of Company Options was made in accordance in all material respects with the terms of the applicable Company Equity Plan and in compliance in all material respects with all applicable laws, and the per share exercise price to purchase a share of Company Common Stock under each Company Option is equal to or greater than the fair market value of a share of Company Common Stock on the date of grant. Section 3.7(a) of the Company Disclosure Letter sets forth, in each case as of the date hereof, a complete and correct list of all holders of Company Options, Company Restricted Shares and Company Warrants (including each such holder’s name and address), including: the number of Company Restricted Shares (as applicable); the number of shares of Company Common Stock issuable upon exercise of Company Options and Company Warrants (as applicable); the exercise price (as applicable); the applicable grant or issuance date thereof; and with respect to the Company Options and Company Restricted Shares, the number of shares of Company Common Stock subject to the Company Options and the number of Company Restricted Shares (as applicable) that are vested and unvested as of the date hereof and the vesting schedule with respect thereto. Section 3.7(a) of the Company Disclosure Letter sets forth, as of the date hereof, a complete and correct list of all holders of Company Convertible Debt Instruments (including each such holder’s name and address), including the principal amount, the number of shares of Company Common Stock issuable upon conversion, the conversion rate and the issuance date thereof. The Company has made available to Parent correct and complete copies of all agreements evidencing all of the outstanding Company Warrants and Company Convertible Debt Instruments.

(c)     Company Securities. Except as set forth in Section 3.7(a) of the Company Disclosure Letter and this Section 3.7, as of the Capitalization Date, there were (i) other than the Company Common Stock, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii)  no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding options, warrants, debentures or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any notes or securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv)  no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities.

(d)     Indebtedness; Net Working Capital. Section 3.7(d)(i) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company Group (including the holders and amounts thereof) as of the date hereof, other than Indebtedness reflected in the Audited Company Balance Sheet or otherwise included in the Company SEC Reports. Section 3.7(d)(ii) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company Group (including the holders and amounts thereof) that will be outstanding as of the Closing. As of 11:59 p.m., Eastern Time, on the day immediately prior to the Closing Date, the Company will have Net Working Capital in an amount at least equal to the Company NWC Amount.

(e)     Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. Other than as set forth in Sections 3.7(d)(i) and 3.7(d)(ii) of the Company Disclosure Letter, there are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect.

3.8     Subsidiaries.

(a)     Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization, and schedule of equityholders (other than the Company Group) of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each Subsidiary of the Company, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect. No Subsidiary of the Company owns shares of Company Common Stock.

(b)     Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) except for director’s qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date hereof.

(c)     Other Securities of Subsidiaries. There are no outstanding (i) notes or securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants, debentures or other rights or arrangements obligating the Company Group to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

(d)     Other Investments. Other than equity securities held in the ordinary course of business for cash management purposes, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person.

3.9     Company SEC Reports. The Company has filed or furnished, as the case may be, all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2017 (collectively, the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

3.10     Company Financial Statements; Internal Controls.

(a)     Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company Group filed with the Company SEC Reports, as of their respective dates, (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company Group and the consolidated results of operations and cash flows as of the respective dates or for the respective periods set forth therein, as applicable, subject to, in the case of the unaudited interim financial statements, the absence of notes and normal year-end adjustments, that are not, individually or in the aggregate, material. Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b)     Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2018, and such assessment concluded that such system was effective. Since January 1, 2016, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c)     Internal Controls. The Company has established and maintains a system of internal accounting controls that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company Group are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group that could have a material effect on the financial statements. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

3.11     No Undisclosed Liabilities. The Company Group has no liabilities of a nature required to be reflected or reserved against on a consolidated balance sheet of the Company Group (or the notes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports filed prior to the date hereof; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business on or after December 31, 2018; or (d) that would not reasonably be expected to have a Company Material Adverse Effect.

3.12     Absence of Certain Changes.

(a)     No Company Material Adverse Effect. Since March 31, 2019 through the date hereof, (i) the business of the Company Group has been conducted, in all material respects, in the ordinary course of business, and (ii) there has not occurred a Company Material Adverse Effect.

(b)     Since March 31, 2019 through the date hereof, the Company has not taken any action that would be prohibited by Section 5.2 (other than subsections 5.2(c), 5.2(i), 5.2(k), 5.2(n), 5.2(p), and 5.2(x) (to the extent related to the foregoing subsections)), if taken or proposed to be taken after the date hereof.

3.13     Material Contracts.

(a)     Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company Group is a party or is bound as of the date hereof (other than any Material Contracts contemplated by clause (i) of the definition of Material Contract and any Material Contracts listed in Section 3.18(a) of the Company Disclosure Letter), and a true, correct and complete copy of each Material Contract has been made available to Parent.

(b)     Validity. Each Material Contract and Lease is valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract or Lease, except for such failures to be in full force and effect that would not reasonably be expected to have a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract or Lease by the Company Group, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not reasonably be expected to have a Company Material Adverse Effect.

(c)     Material Customers. To the Knowledge of the Company, since the date of the Audited Company Balance Sheet to the date hereof, the Company has not received any notice in writing from or on behalf of any Material Customer indicating that such Material Customer intends to terminate, or not renew, any Material Contract with such Material Customer. For the purposes of this Section 3.13(c), “Material Customer” means any of the 15 largest customers of the Company Group, taken as a whole, determined on the basis of revenues attributable to such customers that have been received by the Company Group, taken as a whole, for the trailing 12-month period ending March 31, 2019.

3.14     Real Property.

(a)     Owned Real Property. The Company Group does not own any real property.

(b)     Leased Real Property. Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company Group uses or occupies, or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”). The Company has made available to Parent true, correct and complete copies of all Leases (including all material modifications, amendments and supplements thereto). With respect to each Lease and except as would not reasonably be expected to be material to the Company Group, taken as a whole, or materially and adversely affect the current use by the Company Group of the Leased Real Property, (i) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted to any Person the right to use or occupy any Leased Real Property; and (ii) the Company or one of its Subsidiaries has not collaterally assigned or granted any other security interest in such Lease or any interest therein. The Company and/or its Subsidiaries have valid leasehold estates in the real property leased or subleased by the Company or any of its Subsidiaries, free and clear of all liens (other than Permitted Liens).

3.15     Environmental Matters. Except for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the members of the Company Group (a) has received any written notice alleging that the Company or any Subsidiary has violated, or has any liability under, any applicable Environmental Law; (b) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed, or arranged for the disposal, of any Hazardous Substances in violation of any applicable Environmental Law; (c) has exposed any employee or other Person to Hazardous Substances in violation of or in a manner giving rise to liability under any applicable Environmental Law; (d) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened (in writing) Legal Proceeding (i) alleging the noncompliance by the Company Group with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law; (e) has failed or is failing to comply with any Environmental Law; or (f) to the Company’s Knowledge, owns or operates any property or facility contaminated by any Hazardous Substance which would reasonably be expected to result in liability to the Company or any Subsidiary under Environmental Law.

3.16     Intellectual Property.

(a)     Registered Intellectual Property; Proceedings. Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all (i) Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been filed, issued or registered; (ii) unregistered Company Intellectual Property, including Software which is material to the Business, owned by, or exclusively licensed from any third Person to, the Company Group and unregistered Marks which are material to the Business and are owned by the Company Group; and (iii) Legal Proceedings before any Governmental Authority (other than actions related to the ordinary course prosecution of Company Registered Intellectual Property before the United States Patent and Trademark Office or the equivalent authority anywhere in the world) related to any Company Registered Intellectual Property. The Company has maintained all Registered Company Intellectual Property in the ordinary course consistent with reasonable business practices, and all Registered Company Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable. None of the Company Registered Intellectual Property is jointly owned with any third Person.

(b)     No Order. No Company Intellectual Property is subject to any Legal Proceeding or outstanding order with respect to the Company restricting in any manner the use, transfer or licensing thereof by the Company Group of such Company Intellectual Property or any of the Company’s or its Subsidiaries’ products.

(c)     Absence of Liens. The Company or one of its Subsidiaries exclusively owns and has good and valid legal and equitable title to, or, to the Knowledge of the Company, has a valid and enforceable license or right to use, all Intellectual Property used in or necessary for the operation of the Company Group’s business, in each case free and clear of any liens or other encumbrances (other than Permitted Liens).

(d)     Transfers. The Company Group has not transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property to any third Person.

(e)     IP Contracts. Section 3.16(e) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts to which the Company Group is a party (i) with respect to Company Intellectual Property that is licensed or transferred to, or granted any other right to, any third Person, other than any (a) non-disclosure agreements entered into in the ordinary course of business; and (b) non-exclusive licenses (including Software as a service or “SaaS” license) granted to customers in the ordinary course of business or in connection with the sale of the Company’s or its Subsidiaries’ products; (ii) pursuant to which a third Person has licensed or transferred, or granted any other right in or to, any Intellectual Property to the Company Group, other than any (a) non-disclosure agreements entered into in the ordinary course of business; (b) non-exclusive licenses of commercially available, off-the-shelf Software that is licensed pursuant to standard terms and conditions with a total replacement cost of less than $150,000; and (c) non-exclusive licenses to Software and materials licensed as open-source, public-source or freeware; or (iii) pursuant to which the Company or any Subsidiary is obligated to perform any material development with respect to any material Company Intellectual Property (all such Contracts, the “IP Contracts”). Neither the Company nor any Subsidiary has performed developments for any third party except where the Company or a Subsidiary owns all Intellectual Property developed in connection therewith that is used in or necessary for the operation of its business.

(f)     Changes. The consummation of the Merger will not under any IP Contract result: (i) in the termination of any material license of Intellectual Property to the Company by a third Person; (ii) the granting by the Company of any license or rights to any material Company Intellectual Property; or (iii) the release from escrow of any material Company technology or Software, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

(g)     No Government Funding. The Company has not received funding from a Governmental Authority used to develop Company Intellectual Property resulting in any obligation to license such Company Intellectual Property to any Governmental Authority.

(h)     No Infringement. To the Knowledge of the Company, the operation of the business of the Company Group as such business currently is conducted (including the manufacture and sale of the Company’s and its Subsidiaries’ products) as of the date hereof does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any third Person or constitute unfair competition or unfair trade practices pursuant to the laws of any jurisdiction.

(i)     No Notice of Infringement. Since January 1, 2016, the Company Group has not received written notice from any third Person, or been involved in any Legal Proceeding, alleging that the operation of the business of the Company Group or of the Company’s or any of its Subsidiaries’ products infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any third Person or constitutes unfair competition or unfair trade practices pursuant to the laws of any jurisdiction.

(j)     No Third Person Infringement. Since January 1, 2016, the Company Group has not provided any third Person with written notice claiming that such third Person is infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property, and, to the Knowledge of the Company, no such activity is occurring that has resulted in a material liability to the Company Group, taken as a whole.

(k)     Proprietary Information. The Company and each of its Subsidiaries have taken reasonable steps to maintain, enforce and protect the Company Intellectual Property, including to protect the Company’s and its Subsidiaries’ rights in their confidential information and trade secrets. Without limiting the foregoing, each of the Company Group has obtained from each officer and employee engaged in the development of any material Intellectual Property for the Company or its Subsidiaries a valid and enforceable proprietary information and confidentiality agreement that includes an obligation to assign such Intellectual Property (except to the extent such Intellectual Property is automatically owned by a member of the Company Group by operation of law) to a member of the Company Group and reasonable confidentiality obligations on such officer or employee.

(l)     Data Security Requirements and Privacy. The Company and each of its Subsidiaries (i) maintains policies and procedures that are commercially reasonable regarding the security, privacy, transfer and use of personally identifiable information collected by the Company and each of its Subsidiaries; and (ii) is in compliance in all material respects with such policies and all laws, rules, regulations, contractual obligations of the Company Group (including with respect to Payment Card Industry Data Security Standard) and applicable industry standards, in each case related to data privacy and data security. To the Knowledge of the Company, since January 1, 2016, there have been no (A) losses or thefts of, or security breaches relating to, personally identifiable information in the possession, custody or control of the Company Group; (B) unauthorized access or unauthorized use of any such personally identifiable information; (C) improper disclosure of any personally identifiable information in the possession, custody or control of the Company or any of its Subsidiaries or any Person acting on their behalf, or (D) notices received related to the foregoing.

(m)     Products and Source Code. Except as would not be material to the operations of the business of the Company Group, there are, to the Knowledge of the Company, (i) no material defects in any of the products of the Company Group that would prevent the same from substantially performing in accordance with the Company’s obligations to customers under written customer agreements; and (ii) no material viruses, worms, Trojan horses or similar disabling codes or programs in any of the same. As of the date hereof, the Company Group possess all source code and other materials that embody material Company Intellectual Property used by the Company Group in the development and maintenance of the products of the Company Group. The Company Group has not disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any material source code for any product of the Company Group to any Person.

(n)     Open Source Software. No product of the Company Group is distributed with any material Software that is licensed to the Company Group pursuant to an open source, public-source, freeware or other third party license agreement in a manner that, in each case, requires the Company Group to disclose, license or make available any material, proprietary source code that embodies or constitutes material Company Intellectual Property, including for any material product of the Company Group or in a manner that requires any material product of the Company Group to be made available at no charge.

3.17     Tax Matters.

(a)     Tax Returns. Except as would not reasonably be expected to be material to the Company Group, taken as a whole, the Company and each of its Subsidiaries have (i) duly and timely filed (taking into account valid extensions) all United States federal, state, local and non-United States returns, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them and all such Tax Returns are true, complete and correct in all respects; and (ii) paid all Taxes required to be paid. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes accrued but not then payable by the Company Group through the date of such financial statements. None of the Company Group has executed any waiver of any statute of limitations on, or entered into any agreements to extend the period for the assessment or collection of, any Tax, in each case that has not since expired, and no request for any such waivers or agreements is currently pending.

(b)     Taxes Paid. Except as would not reasonably be expected to be material to the Company Group, taken as a whole, the Company and each of its Subsidiaries has duly and timely paid and deducted and/or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all United States federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid and deduced and/or withheld.

(c)     No Audits. No audits or other examinations with respect to Taxes of the Company Group are presently in progress or have been asserted or proposed in writing (or, to the Knowledge of the Company, otherwise). No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company Group does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to tax in that jurisdiction.

(d)     Spin-offs. None of the members of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify in whole or in part for tax-free treatment pursuant to Section 355 of the Code.

(e)     No Listed Transaction. The Company Group has not engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(f)     Tax Agreements. None of the Company Group (i) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement, arrangement or obligation, other than any such agreement, arrangement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any liability for the Taxes of any Person other than the Company Group pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

3.18     Employee Plans.

(a)     Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change in control compensation and other similar material fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing) maintained or contributed to for the benefit of any current or former employee, executive officer, director or other service provider of the Company Group or any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company Group pursuant to Section 414 of the Code (an “ERISA Affiliate”) and with respect to which the Company Group has any current material liability, contingent or otherwise (collectively, the “Employee Plans”), and separately identifies each International Employee Plan. Section 3.18(a) of the Company Disclosure Letter also lists each ERISA Affiliate. With respect to each material Employee Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (C) the plan documents and summary plan descriptions; (D) any related trust agreements, insurance contracts, insurance policies or other Contracts of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Employee Plan during the past three years; and (F) with respect to each material Employee Plan that is maintained in any non-United States jurisdiction primarily for the benefit of any employee of the Company Group whose principal work location is outside of the United States (the “International Employee Plans”), to the extent applicable, (1) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan; and (2) any document comparable to the determination letter referenced pursuant to clause (B) above issued by a Governmental Authority relating to the satisfaction of law necessary to obtain the most favorable Tax treatment.

(b)     Absence of Certain Plans. Except as set forth on Section 3.18(b) of the Company Disclosure Letter, neither the Company nor any of its ERISA Affiliates has previously maintained, sponsored or contributed to or currently maintains, sponsors or participates in, or contributes to, or has any liability or obligation with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); (iii) a defined benefit pension plan or a plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA; (iv) a “voluntary employees’ beneficiary association,” as defined in Section 501(c)(9) of the Code; or (v) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA.

(c)     Compliance. Each Employee Plan has been maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority. To the Knowledge of the Company, all required contributions to the Employee Plans have been timely and accurately made, and no Employee Plan has any unfunded material liabilities that have not been fully accrued.

(d)     Employee Plan Legal Proceedings. As of the date hereof, there are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e)     No Prohibited Transactions. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any breach of fiduciary duty or non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code, in each case applicable to the Company Group or any Employee Plan, or for which the Company Group has any indemnification obligation.

(f)     No Welfare Benefit Plan. No Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar law. Section 3.18(f) of the Company Disclosure Letter sets forth a list of any Person receiving or eligible to receive coverage pursuant to Section 4980B of the Code of any similar law.

(g)     No Additional Rights. Except as set forth on Section 3.18(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Merger could, either alone or in conjunction with any other event (whether directly or indirectly, contingent or otherwise), (i) result in, or accelerate the time of payment or vesting of, any payment or benefits (including severance, change in control, stay or retention bonus or otherwise) becoming due under any Employee Plan or otherwise; (ii) increase any compensation or benefits otherwise payable under any Employee Plan or otherwise; (iii) result in the forfeiture of compensation or benefits under any Employee Plan or otherwise; (iv) trigger any other material obligation under, or result in the breach or violation of, any Employee Plan; or (v) limit or restrict the right of Parent to merge, amend or terminate any Employee Plan on or after the Effective Time (other than ordinary notice and administration requirements and expenses or routine claims for benefits).

(h)     Section 280G. Except as set forth on Section 3.18(h) of the Company Disclosure Letter, no payment or benefit that could be made by the Company Group or any Affiliate or ERISA Affiliate will be characterized as a “parachute payment” within the meaning of Section 280G of the Code, and the Company Group has no obligation to gross-up or indemnify any individual with respect to any Tax under Section 4999 of the Code.

(i)     Section 409A. Each Employee Plan has been maintained, in form and operation, in all material respects in compliance with Section 409A of the Code and the treasury regulations promulgated thereunder, and the Company Group has no obligation to gross-up or indemnify any individual with respect to any such Tax.

(j)     International Employee Plans. Each International Employee Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any applicable laws. Furthermore, no International Employee Plan has material unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued. Except as required by applicable law, to the Knowledge of the Company, no condition exists that would prevent the Company Group from terminating or amending any International Employee Plan at any time for any reason without material liability to the Company or its Subsidiaries (other than ordinary notice and administration requirements and expenses or routine claims for benefits).

(k)     No New Employee Plans. The Company Group has no plan or commitment to amend any material Employee Plan or establish any material new employee benefit plan or to materially increase any benefits pursuant to any material Employee Plan, except to the extent required by applicable law.

3.19     Labor Matters.

(a)     Union Activities. The Company Group is not a party to or bound by any collective bargaining agreement, labor union contract or trade union agreement (each, a “Collective Bargaining Agreement”). To the Knowledge of the Company, there are no activities or proceedings of any labor organization or trade union to organize any employees of the Company Group with regard to their employment with the Company Group, and no such activities or proceedings have occurred within the past three years. No Collective Bargaining Agreement is being negotiated by the Company Group. There is no strike, lockout, slowdown, or work stoppage against the Company Group pending or, to the Knowledge of the Company, threatened directly against the Company Group, and no such labor disputes have occurred within the past three years.

(b)     Wage and Hour Compliance. The Company Group is in compliance, and has complied, with all applicable laws and orders with respect to employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, harassment, employee health and safety, and collective bargaining), except for instances of such noncompliance that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(c)     Withholding. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and each of its Subsidiaries have withheld all amounts required by applicable law to be withheld from the wages, salaries and other payments to employees, and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Except as would not reasonably be expected to be material to the Company Group, taken as a whole, none of the Company Group is liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).

3.20     Healthcare Matters.

(a)     The Company Group is, and since January 1, 2016 has been, in compliance in all material respects with all applicable Healthcare Laws. No written notices have been received by and, to the Knowledge of the Company, no claims have been filed with any Governmental Authority against the Company Group alleging a material violation of any Healthcare Law.

(b)     No member of the Company Group or any equityowner, director, officer, manager, managing employee (as such term is defined in 42 U.S.C. § 1320a-5(b)), or, to the Knowledge of the Company, any vendor or other personnel (whether employees or independent contractors) of any member of the Company Group is currently, has been, or is threatened to be: (i) debarred, excluded or suspended from participating in any Governmental Health Program; (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Governmental Health Program requirement or Healthcare Law; (iii) listed on the System for Award Management Excluded Parties List System or the U.S. Department of Health and Human Services’ Office of Inspector General List of Excluded Individuals/Entities; (iv) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury; (v) listed on the United States Food and Drug Administration Debarment List; or (vi) subjected to any other debarment, exclusion, or sanction list or database.

(c)     No member of the Company Group is party to any corporate integrity agreement or has reporting obligations pursuant to any deferred prosecution, consent decree, settlement, integrity agreement, corrective action plan or other similar obligation, order, or agreement with any Governmental Authority.

(d)     Since January 1, 2016: (i) each member of the Company Group has been in compliance in all material respects with HIPAA; (ii) no member of the Company Group has received written notice of, and there is no Legal Proceeding at law or in equity pending or threatened with respect to any alleged “breach” as defined under HIPAA (a “Breach”) by any member of the Company Group or their “workforce” as defined under HIPAA; and (iii) no Breach by any member of the Company Group or their “workforce” or successful “security incident” as defined under HIPAA has occurred with respect to “protected health information” as defined under HIPAA in the possession or under the control of any member of the Company Group or, to the Knowledge of the Company, any business associate of any member of the Company Group, and no business associate of any member of the Company Group has reported to Company Group any Breach of Company Group’s protected health information. To the extent required by HIPAA, each member of the Company Group has a written, signed, and HIPAA-compliant business associate agreement with each Person who is a “covered entity” or a “business associate”, each as defined under HIPAA, of such member of the Company Group.

(e)     Each member of the Company Group maintains a compliance program having in all material respects the elements of an effective corporate compliance and ethics program identified in U.S.S.G. § 8B2.1. No member of the Company Group has any outstanding material compliance complaints or reports, material on-going internal compliance investigations, or material outstanding compliance corrective actions or reviews, in each case, that could result in material penalties from Governmental Authorities.

(f)     Each of the Company Group’s products: (i) complies with 21 C.F.R. Part 11 and all other laws and regulations, including Healthcare Laws, applicable to the use of such products; and (ii) are designed, and function in a manner, to enable its customers to comply with such laws and regulations and other applicable regulatory requirements of Governmental Authorities.

3.21     Permits. Except as would not reasonably be expected to be material to the Company Group, taken as a whole, the Company Group holds, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities (“Permits”) that are required for the operation of the business of the Company Group as currently conducted. The Company Group complies with the terms of all Permits, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened (in writing), except for such noncompliance, suspensions or cancellations that would not reasonably be expected to have a Company Material Adverse Effect.

3.22     Compliance with Laws. The Company and each of its Subsidiaries is in compliance with all laws and orders that are applicable to the Company Group or to the conduct of the business or operations of the Company Group, except for noncompliance that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.22 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 3.9 and Section 3.10; (b) compliance with Environmental Law, which is exclusively addressed by Section 3.15; (c) compliance with applicable Tax laws, which is exclusively addressed by Section 3.17 and Section 3.18; (d) compliance with ERISA and other applicable laws relating to employee benefits, which is exclusively addressed by Section 3.18; (e) compliance with labor law matters, which is exclusively addressed by Section 3.19; (f) compliance with Healthcare Laws, which is exclusively addressed by Section 3.20; or (g) compliance with trade control laws and the FCPA, which is exclusively addressed by Section 3.27.

3.23     Legal Proceedings; Orders.

(a)     No Legal Proceedings. There are no known or knowable Legal Proceedings pending or, to the Knowledge of the Company, threatened (in writing) against the Company or any of its Subsidiaries before or by any Governmental Authority or arbitrator that, if decided adversely to the Company or the Subsidiaries, would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b)     No Orders. None of the Company Group is subject to any material order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.24     Insurance. Section 3.24 of the Company Disclosure Letter sets forth a list of all insurance policies maintained by the Company or any of its Subsidiaries, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, as to which the date of this Agreement is within the current policy period. As of the date hereof, all such insurance policies (a) are in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company Group and (b) are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except, in the case of each of clauses (a) and (b), as would not reasonably be expected to have a Company Material Adverse Effect.

3.25     Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company Group, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.26     Brokers. Except for the fees payable to the Advisor and disclosed on Section 3.26 of the Company Disclosure Letter, no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company Group is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.

3.27     Trade Controls; FCPA.

(a)     Trade Controls.

(i)     The Company and each of its Subsidiaries has conducted its transactions in accordance with all applicable United States export and re-export control laws, regulations, statutes, and orders; customs and import laws and regulations; economic, financial, and trade sanctions laws, regulations ,statutes, and orders; U.S. antiboycott requirements; and all other applicable export control, import and sanctions laws, statutes, regulations, and orders in other countries in which the Company Group conducts business (collectively, “Trade Control Laws”), except for noncompliance that would not reasonably be expected to have a Company Material Adverse Effect.

(ii)     There are no pending or, to the Knowledge of the Company, threatened (in writing) Legal Proceedings against the Company Group alleging a violation of any of the Trade Control Laws that are applicable to the Company. None of the Company nor any of its Subsidiaries has submitted any voluntary or involuntary disclosure to any Governmental Authority, or, to the Knowledge of the Company, been the subject of any inquiry or investigation in connection with or relating to any actual or potential violation of Trade Control Laws.

(iii)     No licenses or approvals pursuant to the Trade Control Laws are necessary for the transfer of any export licenses or other export approvals to Parent or the Surviving Corporation in connection with the consummation of the Merger, except for any such licenses or approvals the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

(b)     FCPA.

(i)     The Company Group and its officers, directors and employees, and to the Knowledge of the Company, agents, and other persons acting on the behalf of the Company or any Subsidiary, have complied with the Foreign Corrupt Practices Act of 1977 and all other laws, statutes, orders, and regulations prohibiting corruption, money laundering, and bribery (collectively, “Anti-Corruption Laws”) Without limiting the foregoing, none of the Company Group nor any officers, directors, or employees, nor, to the Knowledge of the Company, any agents or other persons acting on behalf of the Company or any Subsidiary, has made, paid, offered, promised, or received any bribes, kickbacks, unlawful discounts or rebates, facilitation payments, or other thing of value (whether or not in monetary or tangible form) to any governmental official or other Person to obtain or retain business or secure any improper advantage, in connection with or relating to the businesses of the Company Group.

(ii)     None of the Company nor any of its Subsidiaries has submitted any voluntary or involuntary disclosure to or, to the Knowledge of the Company, been the subject of any inquiry or investigation by, any Governmental Authority in connection with or relating to any actual or potential violation of Anti-Corruption Laws.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company on the date hereof (the “Parent Disclosure Letter”), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1     Organization; Good Standing.

(a)     Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b)     Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(c)     Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended, supplemented or otherwise modified to date. Neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.

4.2     Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

4.3     Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any law or order applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.4     Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of any applicable Antitrust Laws; and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.5     Legal Proceedings; Orders.

(a)     No Legal Proceedings. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened (in writing) against Parent or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

(b)     No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.6     Ownership of Company Capital Stock. None of Parent, Merger Sub or any of their respective directors, officers, general partners or Affiliates or, to the knowledge of Parent or any of its Affiliates, any employees of Parent, Merger Sub or any of their Affiliates (a) has owned any shares of Company Capital Stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the three years prior to the date hereof.

4.7     Brokers. No financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.

4.8     Operations of Merger Sub; Capitalization of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will not have incurred any liabilities or obligations other than as contemplated by the Equity Commitment Letter or any agreements or arrangements entered into in connection with the Debt Financing and this Agreement. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all liens.

4.9     No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.

4.10     Financing.

(a)     Equity Commitment Letter. As of the date hereof, Parent has delivered to the Company a true, correct and complete copy of the executed Equity Commitment Letter, dated as of the date hereof, pursuant to which the Sponsors have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding up to the aggregate value of the Merger (such financing, the “Equity Financing”). The Equity Commitment Letter provides that (A) the Company is an express third party beneficiary thereof in connection with the Company’s exercise of its rights under Section 9.8(b); and (B) subject in all respects to Section 9.8(b), Parent and the Sponsors will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third party beneficiary rights.

(b)     Debt Financing. As of the date hereof, the Parent Credit Agreement (in the form delivered by Parent to the Company) is in full force and effect and constitutes the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Limitations. Other than as expressly set forth in the Parent Credit Agreement and the Loan Documents (as defined in the Parent Credit Agreement), there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Available Debt Financing pursuant to any agreement relating to the Available Debt Financing to which Parent, or any of its Affiliates, is a party. As of the date hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Available Debt Financing to be satisfied by it, whether or not such term or condition is contained in the Parent Credit Agreement (it being understood that Parent is not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or the Company’s compliance hereunder).

(c)     No Amendments. As of the date hereof, (i) the Equity Commitment Letter and the terms of the Equity Financing have not been amended or modified prior to the date hereof; (ii) no such amendment or modification is contemplated; and (iii) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect. There are no other Contracts, agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding or investing, as applicable, of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. Other than as set forth in the Equity Commitment Letter, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Equity Financing.

(d)     Sufficiency of Financing. The net proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letter, together with the Available Debt Financing and any cash on hand at Parent or any of its Subsidiaries at the Closing, will be, in the aggregate, sufficient to (i) make the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and (ii) pay all fees and expenses required to be paid at the Closing by the Company, Parent or Merger Sub in connection with the Merger, the Debt Financing and the Equity Financing.

(e)     Validity. As of the date hereof, the Equity Commitment Letter (in the form delivered by Parent to the Company) is in full force and effect and constitutes the legal, valid and binding obligations of Parent, Merger Sub and the Sponsors, as applicable, enforceable against Parent, Merger Sub and the Sponsors, as applicable, in accordance with its terms, subject to the Enforceability Limitations. Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Equity Financing pursuant to any agreement relating to the Equity Financing to which the Sponsors, Parent or Merger Sub, or any of their respective Affiliates, is a party. As of the date hereof, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of Parent, Merger Sub or the Sponsors pursuant to the Equity Commitment Letter (it being understood that Parent and Merger Sub are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or the Company’s compliance hereunder). As of the date hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Equity Financing to be satisfied by it, whether or not such term or condition is contained in the Equity Commitment Letter (it being understood that Parent and Merger Sub are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or the Company’s compliance hereunder). As of the date hereof, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date hereof, in each case pursuant to and in accordance with the terms of the Equity Commitment Letter.

4.11     Solvency. Assuming (x) the truth and accuracy of the representations and warranties set forth in Article III of this Agreement and (y) that any estimates or projections of the Company Group provided to Parent were prepared in good faith based upon assumptions that were and as of the date hereof continue to be reasonable, as of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and its Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

4.12     Exclusivity of Representations and Warranties.

(a)     No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

(i)     neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii)     no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii)     the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)     No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i)     any representation or warranty, express or implied;

(ii)     any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii)     the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Article V
INTERIM OPERATIONS OF THE COMPANY

5.1     Affirmative Obligations. Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as expressly contemplated by Section 5.2; or (d) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause each of its Subsidiaries to, (i) use its respective commercially reasonable efforts to maintain its existence in good standing pursuant to applicable law; (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business, in each case, in all respects material to the Company Group, taken as a whole; and (iii) use its respective commercially reasonable efforts to (A) preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations; (B) keep available the services of its current officers and key employees; and (C) preserve the current relationships with customers, vendors, distributors, partners, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company Group has business relations, in each case, to the end that its goodwill and ongoing business shall not be impaired in any material respect.

5.2     Forbearance Covenants. Except (i) as set forth in Section 5.2 of the Company Disclosure Letter; (ii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed); or (iii) as expressly contemplated by the terms of this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:

(a)     amend the Charter, the Bylaws or any other similar organizational document;

(b)     propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c)     issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities, except (A) for the issuance of shares of Company Common Stock pursuant to Company Options, Company Warrants or Company Restricted Shares outstanding as of the Capitalization Date in accordance with their terms; (B) for the issuance of shares of Company Common Stock upon the conversion of convertible securities outstanding as of the Capitalization Date, as applicable; and (C) as expressly contemplated by Section 5.2(k);

(d)     directly or indirectly acquire, repurchase or redeem any securities, except for (A) repurchases, withholdings, or cancellations of Company Securities pursuant to the terms and conditions of Company Options, Company Warrants or Company Restricted Shares outstanding as of the date hereof in accordance with their terms as of the date hereof, or (B) transactions between the Company and any of its direct or indirect Subsidiaries;

(e)     (A) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; (C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

(f)     (A) incur, assume or suffer any material indebtedness for borrowed money (including any long-term or short-term debt) or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business; (2) obligations incurred pursuant to business credit cards in the ordinary course of business; and (3) intercompany loans or advances between or among the Company and/or its direct or indirect wholly-owned Subsidiaries; or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company;

(g)     mortgage or pledge any of its and its Subsidiaries’ material assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than Permitted Liens), other than in connection with financing transactions permitted by Section 5.2(f) or consented to by Parent;

(h)     make any material loans, advances or capital contributions to, or investments in, any other Person, except for (1) extensions of credit to customers in the ordinary course of business; (2) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company’s policies related thereto; and (3) loans, advances or capital contributions to, or investments in, direct or indirect wholly-owned Subsidiaries of the Company;

(i)     acquire, lease, license, sell, abandon, transfer, assign, guarantee, or exchange any tangible assets, in each case in excess of $100,000 individually, and other than any capital expenditures permitted by (or consented to by Parent) under Section 5.2(o);

(j)     acquire, lease, license, sell, abandon, transfer, assign, guarantee, or exchange any material intangible assets (including any Company Intellectual Property), other than (1) the sale, lease or licensing of products or services of the Company Group or other materials embodying Company Intellectual Property in the ordinary course of business; and (2) the acquisition, assignment or abandonment of immaterial Company Intellectual Property in connection with the exercise of the reasonable business judgment of the Company Group in the ordinary course of business and to the extent not economically desirable to maintain for the conduct of the business of the Company Group;

(k)     except as may be required by applicable law or the terms of the applicable Employee Plan in effect as of the date hereof, (A) amend (including accelerating the vesting, payment or funding), modify or terminate any Employee Plan; (B) adopt or enter into any arrangement that would be an Employee Plan if in effect as of the date hereof; (C) increase the compensation or benefits of any executive officer, employee or other service provider of the Company Group whose base salary exceeds $100,000, except, in each case, (i) as required under the terms of any agreements, trusts, plans, funds or other arrangements existing as of the date of this Agreement, or (ii) as required by applicable law; (D) enter into any change in control, severance, retention or similar agreement with any officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of the Company Group; (E) hire or terminate (other than for “cause”) any executive officer, employee or other service provider of the Company Group whose base salary exceeds $100,000; or (F) take any action to grant any equity or equity-based award under any Employee Plan or otherwise;

(l)     settle, release, waive or compromise any pending or threatened material Legal Proceeding or other claim, except for the settlement of any Legal Proceedings or other claim that is (A) reflected or reserved against in the Audited Company Balance Sheet; (B) for solely monetary payments of no more than $100,000 individually; or (C) settled in compliance with Section 6.15;

(m)     except as required by applicable law or GAAP, make any change in its accounting principles or practices that is material to the Company and its Subsidiaries, taken as a whole;

(n)     (A) make or change any material Tax election; (B) settle, consent to or compromise any material Tax claim or assessment or surrender a right to a material Tax refund; (C) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (D) file an amended Tax Return that could materially increase the Taxes payable by the Company or its Subsidiaries; or (E) enter into a closing agreement with any Governmental Authority regarding any material Tax;

(o)     incur or commit to incur any capital expenditures other than (1) consistent with the capital expenditure budget set forth in Section 5.2(o) of the Company Disclosure Letter or (2) to the extent that such capital expenditures do not exceed $100,000 in the aggregate;

(p)     enter into, modify, amend or terminate any (a) Contract (other than any Material Contract) that if so entered into, modified, amended or terminated would have a Company Material Adverse Effect; or (b) Material Contract except in the ordinary course of business or as permitted under Section 5.2(c) and Section 5.2(j);

(q)     maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(r)     engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(s)     effectuate a “plant closing,” “mass layoff” (each as defined in WARN) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee;

(t)     grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;

(u)     acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or enter into any joint venture, legal partnership (excluding, for avoidance of doubt, strategic relationships, alliances, reseller agreements and similar commercial relationships), limited liability corporation or similar arrangement with any third Person;

(v)     enter into any Collective Bargaining Agreement or agreement to form a work council or other Contract with any labor organization or works council (except to the extent required by applicable law);

(w)     adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Merger or any other transaction consummated pursuant to Parent’s rights under Section 5.3(d)(i)(2) or Section 5.3(d)(ii)(3); or

(x)     enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2.

5.3     No Solicitation.

(a)     No Solicitation or Negotiation. Subject to the terms of this Section 5.3, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will cease and cause to be terminated any discussions or negotiations with any Person and its Representatives that would be prohibited by this Section 5.3(a), request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries previously furnished to any such Person with whom a confidentiality agreement was entered into at any time within the six month period immediately preceding the date of this Agreement and will (A) cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or its Representatives; and (B) terminate all access granted to any such Person and its Representatives to any physical or electronic data room. Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company Group will not, and will not instruct, authorize or permit any of its Representatives to, directly or indirectly,  solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal;  furnish to any Person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal;  participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.3);  approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; or  enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof).

(b)     Superior Proposals. Notwithstanding anything to contrary set forth in this Section 5.3, at any time following the date of this Agreement and prior to the later of (x) 11:59 p.m. (New York City time) on the date that is thirty-five (35) days after the date hereof (the “Consent End Date”) (in the event that the Stockholder Written Consent is delivered to the Company in accordance with Section 6.3(a) hereof) or (y) the time when the Requisite Stockholder Approval is obtained (the “Stockholder Approval Date”) (in the event the Stockholder Written Consent is not delivered to the Company in accordance with Section 6.3(a) and the Agreement is not terminated in accordance with Section 8.1(j)), the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives (including the Advisor), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company an Acquisition Proposal after the date of this Agreement and prior to the Stockholder Approval Date, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such Person), in each case with respect to an Acquisition Proposal that did not result from any material breach of this Section 5.3; provided, however, that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal; and provided further, however, that the Company will promptly (and in any event within one Business Day) make available to Parent any non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously made available to Parent.

(c)     No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), at no time after the date hereof may the Company Board (or a committee thereof):

(i)     (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within 10 Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions); (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3); or (E) fail to include the Company Board Recommendation in the Proxy Statement that is mailed to Company Stockholders (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal; or (2) the delivery by the Company to Parent of any notice contemplated by Section 5.3(d) will constitute a Company Board Recommendation Change; or

(ii)     cause or permit the Company Group to enter into an Alternative Acquisition Agreement.

(d)     Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to (x) the Consent End Date (in the event that the Stockholder Written Consent is delivered to the Company in accordance with Section 6.3(a) hereof) or (y) the Stockholder Approval Date (in the event the Stockholder Written Consent is not delivered to the Company in accordance with Section 6.3(a) and the Agreement is not terminated in accordance with Section 8.1(j):

(i)     other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to any positive material event or development or material change in circumstances with respect to the Company that was (A) not actually known to the Company Board as of the date hereof; and (B) does not relate to (a) any Acquisition Proposal; or (b) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (b) may be considered and taken into account) (each such event, an “Intervening Event”), if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary obligations pursuant to applicable law and if and only if:

(1)     the Company has provided prior written notice to Parent at least two Business Days in advance to the effect that the Company Board (or a committee thereof) has (A) so determined; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(d)(i), which notice will specify the applicable Intervening Event in reasonable detail; and

(2)     prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such two Business Day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board (or a committee thereof) no longer determines that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary obligations pursuant to applicable law; or

(ii)     if the Company has received a bona fide Acquisition Proposal, that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:

(1)     the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary obligations pursuant to applicable law;

(2)     the Company Group and its Representatives have complied in all material respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(3)     (i) the Company has provided prior written notice to Parent at least three Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(d)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms thereof and copies of all relevant written documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that in the event of any material revisions to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(3) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be two Business Days); and

(4)     in the event of any termination of this Agreement in order to cause or permit the Company Group to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including paying the Company Termination Fee in accordance with Section 8.4.

(e)     Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and in any event within one Business Day) notify Parent if any inquiries or proposals that constitute an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or “group” of Persons that is in effect on the date of this Agreement); and (ii) a summary of the material terms and conditions of such offers or proposals. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status (and supplementally provide the material terms of any relevant material written documentation) of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations.

(f)     Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (iii) informing any Person of the existence of the provisions contained in this Section 5.3; it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.3(f) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.3, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.3(d). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Company Board Recommendation Change.

(g)     Breach by Representatives. The Company agrees that any material breach of this Section 5.3 by any of its Representatives will be deemed to be a breach of this Agreement by the Company.

Article VI
ADDITIONAL COVENANTS

6.1     Required Action and Forbearance; Efforts.

(a)     Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by:

(i)     causing the conditions to the Merger set forth in Article VII to be satisfied;

(ii)     (1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger;

(iii)     obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Merger;

(iv)     obtaining all consents required to repay the Company Convertible Debt Instruments, as applicable; and

(v)     executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Merger.

(b)     No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement (including subject to clause (D) of the second sentence of Section 6.2(a)), neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of (i) preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger; or (ii) the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1.

(c)     No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, the Company Group will not be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

6.2     Antitrust Filings.

(a)     Filing Under Applicable Antitrust Laws. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will, to the extent required in the reasonable judgment of counsel to Parent and the Company, promptly file pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority pursuant to applicable Antitrust Laws in connection with the Merger, with Parent having primary responsibility for the making of such filings. Each of Parent and the Company will use reasonable efforts to (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause the other to be supplied) any additional information that may be required or requested by the Governmental Authorities of any applicable jurisdiction in which any such filing is made; (D) cause the expiration or termination of the applicable waiting periods pursuant to any Antitrust Laws applicable to the Merger; and (E) obtain any required consents pursuant to any Antitrust Laws applicable to the Merger, in each case as soon as practicable. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to any Antitrust Laws applicable to the Merger, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b)     Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Subsidiaries to), subject to any restrictions under applicable laws, (i) promptly notify the other parties hereto of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other parties reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information; provided, however, that each of Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.

6.3     Stockholder Approval; Information Statement or Proxy Statement and Other Required SEC Filings.

(a)     Stockholder Approval. Promptly following the execution of this Agreement by each of the parties hereto and in lieu of calling a meeting of the Company’s stockholders, the Company shall submit the form of irrevocable written consent attached hereto as Exhibit 6.3(a) to record holders of at least a majority of the outstanding voting power of the Company Capital Stock (voting together as one class) (such written consent, as duly executed and delivered by the record holders of at least a majority of the outstanding voting power of the Company Capital Stock (voting together as one class, the “Stockholder Written Consent”). As soon as practicable upon receipt of the Stockholder Written Consent, which shall constitute the Requisite Stockholder Approval for all purposes under this Agreement, the organizational documents of the Company and applicable law, the Company will provide Parent with a copy of such Stockholder Written Consent.

(b)     Information Statement. As soon as practicable after the date hereof (and in any event, within 30 days hereof), the Company shall prepare and shall cause to be filed with the SEC the Information Statement. The Information Statement shall include the Company Board Recommendation and a copy of Section 262 of the DGCL. Parent shall cooperate in the preparation of the Information Statement and shall promptly provide to the Company any information regarding Parent and its Subsidiaries that is necessary or appropriate to include in the Information Statement. The Company shall use its reasonable best efforts to have the Information Statement mailed to its stockholders in definitive form as promptly as reasonably practicable after confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Information Statement.

(c)     Proxy Statement. If the Stockholder Written Consent is not executed by the Company’s stockholders holding, in the aggregate, Company Capital Stock representing at least a majority of the outstanding voting power of the Company Capital Stock (voting together as one class) and such Stockholder Written Consent shall not have been delivered to Parent prior to 11:59 p.m., New York City time, on the date immediately following the date of this Agreement pursuant to Section 6.3(a) (a “Written Consent Failure”), Parent shall have the right to terminate this Agreement as set forth in Section 8.1(j). In the event Parent does not terminate this Agreement pursuant to Section 8.1(j) within the time period provided therein, the Company shall discontinue activities with respect to the Information Statement contemplated by Section 6.3(b) and shall, as soon as reasonably practicable (and in any event no later than 30 Business Days) after the date of this Agreement, prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3, the Company must include the Company Board Recommendation in the Proxy Statement. Subject to applicable law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement.

(d)     Other Required Company Filings. If the Company determines that it is required to file any document other than the Information Statement or Proxy Statement with the SEC in connection with the Merger pursuant to applicable law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Information Statement or Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and OTCQX. The Company may not file the Information Statement or Proxy Statement or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. On the date of filing, the date of mailing to the Company Stockholders (as applicable) and at the time of the Company Stockholder Meeting (as applicable), none of the Information Statement, the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Information Statement or Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e)     Other Required Parent Filing. If Parent, Merger Sub or any of their respective Affiliates determines that it is required to file any document with the SEC in connection with the Merger or the Company Stockholder Meeting (as applicable) pursuant to applicable law (an “Other Required Parent Filing”), then Parent and Merger Sub will, and will cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will cause, and will cause their respective Affiliates to cause, any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent or Merger Sub nor any of their respective Affiliates may file any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel. On the date of filing, the date of mailing to the Company Stockholders (as applicable) and at the time of the Company Stockholder Meeting (as applicable), no Other Required Parent Filing may contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Information Statement or Proxy Statement or any Other Required Company Filing will not, at the time that the Information Statement or Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(f)     Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Information Statement or Proxy Statement and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Effective Time any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Information Statement or Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(g)     Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Information Statement or Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(h)     Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Information Statement or Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Information Statement or Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

6.4     Company Stockholder Meeting. Subject to the provisions of this Agreement, in the event of a Written Consent Failure:

(a)      The Company will take all action necessary in accordance with the DGCL, the Exchange Act, the Charter, the Bylaws and the rules of OTCQX to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”), in each case, as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholder Meeting at any time prior to the 20th Business Day following the mailing of the Proxy Statement to the Company Stockholders. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval;

(b)     Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (i) without Parent’s prior written consent); or (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff; and

(c)     Unless this Agreement is validly terminated in accordance with Section 8.1, the Company will submit this Agreement and the Merger to its stockholders at the Company Stockholder Meeting even if the Company Board (or a committee thereof) has effected a Company Board Recommendation Change.

6.5     Equity Financing.

(a)     No Amendments to Equity Commitment Letter. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing Date; or (B) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any respect; or (iii) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the Sponsors under the Equity Commitment Letter. Any reference in this Agreement to (1) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letter as amended or modified in compliance with this Section 6.5; and (2) “Equity Commitment Letter” will include such document as amended or modified in compliance with this Section 6.5.

(b)     Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (ii) satisfy on a timely basis all conditions to funding that are applicable to Parent and Merger Sub in the Equity Commitment Letter; (iii) consummate the Equity Financing at or prior to the Closing; (iv) comply with its obligations pursuant to the Equity Commitment Letter; and (v) enforce its rights pursuant to the Equity Commitment Letter.

(c)     Enforcement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.5 will require, and in no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) bring any enforcement action against any source of the Equity Financing to enforce its rights pursuant to the Equity Commitment Letter (it being understood that Parent and Merger Sub will seek to enforce, including by bringing suit for specific performance, the Equity Commitment Letter if the Company seeks and is granted a decree of specific performance of the obligation to consummate the Merger); or (ii) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter.

6.6     Debt Financing.

(a)     Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain Debt Financing in an amount no less than $60,000,000 (the “Available Debt Financing”), including using its reasonable best efforts to (i) maintain in effect the Parent Credit Agreement in accordance with the terms and subject to the conditions thereof (provided, however, that Parent and Merger Sub and the applicable Financing Sources may agree to any amendments or modifications to the Parent Credit Agreement that are not reasonably likely to adversely affect the availability of the Available Debt Financing); (ii) satisfy on a timely basis all conditions to funding the Available Debt Financing that are applicable to Parent and Merger Sub under the Parent Credit Agreement; (iii) consummate the Available Debt Financing at or prior to the Closing; and (iv) comply with its obligations with respect to the Available Debt Financing pursuant to the Parent Credit Agreement.

(b)     Cooperation with Debt Financing. Prior to the Effective Time, the Company will use its commercially reasonable efforts to, and will use its commercially reasonable efforts to cause each of its Subsidiaries and its and their respective Representatives to do the following:

(i)     providing Parent and Merger Sub with such reasonable cooperation as may be reasonably requested by Parent or Merger Sub to assist them in satisfying conditions to obtain the Delayed Draw Term Loan(s) (as defined in the Parent Credit Agreement) to be obtained by Parent, Merger Sub or their respective Affiliates in connection with the Merger under the Parent Credit Agreement (the “Debt Financing”);

(ii)     providing Parent and Merger Sub with financial and other pertinent information regarding the Company Group as may be reasonably requested by Parent or the Financing Sources (provided that in connection with all information requested hereunder, (x) the Company shall only be obligated to deliver such information to the extent readily available and reasonably obtainable from the books and records of the Company Group without undue effort or any expense and without any delay in the timing of the consummation of the transactions contemplated by this Agreement and (y) the Company shall not be required to prepare, provide or furnish any projections, pro forma financial statements or any other forward-looking information); provided that the Company shall use its commercially reasonable efforts to periodically update any such information as may be necessary so that it does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such financing information not misleading in light of the circumstances under which such statement is made (giving effect to all supplements and updated provided thereto);

(iii)     assisting Parent in connection with the preparation, registration, execution and delivery (but in the case of execution and delivery, solely to the extent any such execution and delivery would only be effective on or after the Closing Date) of any pledge and security documents, mortgages, currency or interest hedging arrangements and other definitive financing documents and certificates as may be reasonably requested by Parent or the Financing Sources (including (i) furnishing all information relating to the Company and its Subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates and (ii) using commercially reasonable efforts to obtain, to the extent applicable, consents of accountants for use of their reports in any materials relating to the Debt Financing as reasonably requested by Parent), and facilitating the delivery of all stock and other certificates representing equity interests in the Company and its Subsidiaries to the extent required in connection with the Debt Financing, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

(iv)     delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness required to be repaid at the Closing; and cooperating in the replacement, backstop or cash collateralization of any outstanding letters of credit issued for the account of the Company or any of its Subsidiaries;

(v)     providing customary authorization letters, confirmations and undertakings to the Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Financing Sources that the information pertaining to the Company Group and based on financial information and data derived from the Company’s historical books and records contained in the disclosure and marketing materials related to the Debt Financing is complete and correct in all material respects and that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or securities; provided, however, that all such materials have been previously identified to, and provided to, the Company;

(vi)     taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation); and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time; and

(vii)     promptly furnishing (but in no event later than three Business Days prior to the Closing Date) Parent and the Financing Sources with all documentation and other information about the Company Group as is reasonably requested by Parent or the Financing Sources relating to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing at least seven Business Days prior to the Closing Date.

(c)     Obligations of the Company. Nothing in this Section 6.6 will require the Company Group to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Closing Date; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company Group or create an unreasonable risk of damage or destruction to any property or assets of the Company Group; or (v) take any action that will conflict with or violate its organizational documents or any applicable laws or would result in a material violation or breach of, or default under, any material agreement to which any member of the Company Group is a party. In addition, no action, liability or obligation of the Company Group or any of its Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than customary representation letters, authorization letters and undertakings (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing based on financial information and data derived from the Company’s historical books and records)) will be effective until the Effective Time, and the Company Group will not be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary representation letters, authorization letters and undertakings (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing based on financial information and data derived from the Company’s historical books and records)) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 6.6 will require (1) any officer or Representative of the Company Group to deliver any certificate or opinion or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such officer or Representative; or (2) the Company Board to approve any financing or Contracts related thereto, effective prior to the Closing Date.

(d)     Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company Group or the reputation or goodwill of the Company Group; (ii) are used solely in connection with a description of the Company, its business and products or the Merger; and (iii) are used in a manner consistent with the other terms and conditions that the Company reasonably imposes.

(e)     Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Financing Sources or prospective Financing Sources and other financial institutions and investors that may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(f)     Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company Group in connection with the cooperation of the Company Group contemplated by this Section 6.6.

(g)     Indemnification. The Company Group and its Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any cooperation provided pursuant to this Section 6.6 or the provision of information utilized in connection therewith. Parent’s obligations pursuant to Section 6.6(f) and this Section 6.6(g) referred to collectively as the “Reimbursement Obligations.”

(h)     No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing. If the Debt Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.

6.7     Anti-Takeover Laws. The Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.8     Access.

(a)     Books and Records. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel (including in order to discuss any post-Closing integration matters) of the Company, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable law or regulation requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons or competitively sensitive information of the Company Group in violation of applicable antitrust laws; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Nothing in this Section 6.8 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group or create a risk of damage or destruction to any property or assets of the Company Group. Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8. All requests for access pursuant to this Section 6.8 must be directed to the Chief Financial Officer of the Company, or another person designated by the Company.

(b)     Financial Information. Without limiting, and in furtherance of, Section 6.8(a), following the date hereof, the Company shall deliver to Parent, on a monthly basis when available to the Company and in whatever form prepared by the Company, the unaudited consolidated balance sheet of the Company Group. No later than three Business Days prior to the Closing, the Company will prepare and deliver to Parent a statement consisting of its good faith estimate, together with reasonable support for such estimate, of the Net Working Capital as of 11:59 p.m., Eastern Time, on the day immediately prior to the Closing Date.

6.9     Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10     Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)     Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company Group pursuant to (i) the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, and (ii) any indemnification agreements between a member of the Company Group and any of its current or former directors or officers (and any person who becomes a director or officer of a member of the Company Group prior to the Effective Time) (collectively, the “Indemnified Persons”) or employees, in each case, for any acts or omissions by such Indemnified Persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date hereof. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

(b)     Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect on the date hereof, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company Group or its Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (ii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

(c)     D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement) on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.

(d)     Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(e)     No Impairment. The obligations of Parent, Merger Sub and the Surviving Corporation under this Section 6.10 shall survive the consummation of the Merger, and the obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if such person were a Party. The rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company Group; or (iv) applicable law (whether at law or in equity).

(f)     Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.10 will be joint and several.

(g)     Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company Group for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11     Employee Matters.

(a)     Employment; Benefits. From and after the Effective Time until December 31, 2019, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide base salary/wages and employee benefits (other than equity, equity-based, deferred compensation, severance, retention or change in control benefits) to each Continuing Employee that are substantially comparable in the aggregate to the base salary/wages and employee benefits (other than equity, equity-based, deferred compensation, severance, retention or change in control benefits) provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”).

(b)     New Plans. To the extent that a Company Plan or Comparable Plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company Group prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, the “New Plans”) to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and the Surviving Corporation will cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) credit the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will not be subject to accrual limits or other forfeiture and will not limit future accruals (except to the extent that such limits or forfeitures applied under the Company Plans in effect as of the date hereof).

(c)     401(k) Termination. At the written request of Parent provided no later than five days prior to the Closing Date, the Company shall, at least one day prior to the Closing Date, adopt or cause to be adopted written resolutions (or take other necessary and appropriate action) to terminate the Company’s 401(k) plan and to fully vest all participants under such 401(k) plan, such termination and vesting to be effective no later than the day preceding the Closing Date; provided, however, that termination of such 401(k) plan may be made contingent upon the Closing. The Company shall provide Parent with an advance copy of such proposed resolutions (and any related documents) and a reasonable opportunity to comment thereon prior to adoption or execution.

(d)     No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 6.11, require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement.

6.12     Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13     Notification of Certain Matters.

(a)     Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 6.13(a).

(b)     Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 6.13(b).

6.14     Public Statements and Disclosure. Each of the Company, Parent and Merger Sub agrees that no press release concerning the transactions contemplated by this Agreement will be issued by such Party without the prior consent of the Company and Parent (which consent will not be unreasonably withheld, delayed or conditioned), except as such release may be required by applicable law, regulation or stock exchange rule or listing agreement, in which case the Party required to make the release will use commercially reasonable efforts to allow each other Party reasonable time to comment on such release in advance of such issuance, it being understood that the final form and content of any such release, to the extent so required, will be at the final discretion of the disclosing Party. The restrictions of this Section 6.14 will not apply to communications by the Company or Parent regarding a Superior Proposal or Company Board Recommendation Change.

6.15     Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company shall not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed).

6.16     Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of OTCQX to cause (a) the delisting of the Company Common Stock from OTCQX as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.17     Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.18     Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL, which written consent shall thereupon become effective.

6.19     No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

6.20     FIRPTA Certificate. On the Closing Date, the Company shall deliver or cause to be delivered to Parent a certificate complying with Treasury Regulations Section 1.897-2(h) and 1.1445-2(c).

Article VII
CONDITIONS TO THE MERGER

7.1     Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions:

(a)     Requisite Stockholder Approval. The Company will have received the Requisite Stockholder Approval.

(b)     Antitrust Laws. The waiting periods (and any extensions thereof), if any, applicable to the Merger pursuant to the Antitrust Laws set forth in Section 7.1(b) of the Company Disclosure Letter will have expired or otherwise been terminated, or all requisite consents pursuant thereto will have been obtained.

(c)     No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger.

7.2     Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a)     Representations and Warranties.

(i)     Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications set forth therein; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date).

(ii)     The representations and warranties set forth in Section 3.7(a)-(c) and Section 3.26 will be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications set forth therein; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $500,000.00.

(iii)     The representations and warranties set forth in Section 3.7(d) will be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date, except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $1,000,000.

(b)     Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c)     Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)     Company Convertible Debt Instruments. All outstanding indebtedness under the Company Convertible Debt Instruments shall have been repaid or converted into Company Common Stock in accordance with Section 2.8(d).

(e)     Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date hereof that is continuing.

7.3     Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a)     Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement; and (ii) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

(b)     Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c)     Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Article VIII
TERMINATION, AMENDMENT AND WAIVER

8.1     Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)     at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b)     by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order;

(c)     by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., Eastern time, on October 31, 2019 (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) (1) Parent if the Company has the valid right to terminate this Agreement pursuant to Section 8.1(g); or (2) the Company if Parent has the valid right to terminate this Agreement pursuant to Section 8.1(e); and (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date;

(d)     by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the cause of, or resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof);

(e)     by Parent (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.2, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured within the Company Breach Notice Period (to the extent capable of being cured);

(f)     by Parent, if, prior to the Company obtaining the Requisite Stockholder Approval, a Company Board Recommendation Change has occurred, except that Parent’s right to terminate this Agreement pursuant to this Section 8.1(f) will expire at 5:00 p.m., Eastern time, on the 10th Business Day following the date on which such right to terminate first arose;

(g)     by the Company (whether prior to or after the receipt of the Requisite Stockholder Approval), if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured within the Parent Breach Notice Period (to the extent capable of being cured);

(h)     by the Company, at any time prior to receiving the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal; and (iv) concurrently with such termination the Company pays the Company Termination Fee due to Parent in accordance with Section 8.4;

(i)     by the Company if (i) all of the conditions to the obligations of Parent and Merger Sub to consummate the transactions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, provided that such conditions are capable of being satisfied if the Closing were to occur on such date), (ii) the Company has delivered to Parent a written notice irrevocably confirming that, subject to performance by Parent and Merger Sub of their respective obligations hereunder, the Company is ready, willing and able to consummate the Closing, and (iii) Parent and Merger Sub fail to consummate the Closing pursuant to Section 2.3 within three Business Days after delivery of the written notice specified in clause (ii) above; or

(j)     by Parent if, on or before 5:00 p.m., New York City time, on the second (2nd) day after the date of this Agreement, if the Stockholder Written Consent shall not have been duly delivered to Parent and the Company prior to 11:59 p.m., New York City time, on the date immediately following the date of this Agreement.

8.2     Manner and Notice of Termination; Effect of Termination.

(a)     Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b)     Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 6.6(f), Section 6.6(g), Section 6.14, this Section 8.2, Section 8.3, Section 8.4, Section 8.5 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 8.4(d), nothing in this Agreement will relieve the Company from any liability for any willful and material breach of this Agreement. For the avoidance of doubt, in the event of termination of this Agreement, the Financing Sources will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect equityholders hereunder or otherwise relating to or arising out of the transactions contemplated hereby or any Debt Financing (including for any willful and material breach), provided that the foregoing shall not preclude any liability of the Financing Sources to the Surviving Corporation and its Affiliates under any definitive agreements relating to any Debt Financing. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3     Fees and Expenses. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger.

8.4     Company Payments.

(a)     Company Termination Fee.

(i)     If (A) this Agreement is validly terminated pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e); (B) at the time of such termination, the conditions set forth in Section 7.1(b) and Section 7.1(c) have been satisfied or are capable of being satisfied and the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), an Acquisition Proposal for an Acquisition Transaction has been publicly announced or disclosed and not withdrawn or otherwise abandoned (an “Outstanding Proposal”); and (D) within nine (9) months following the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement with respect to the Outstanding Proposal and the Outstanding Proposal is subsequently consummated (even if after such nine-month period), then the Company will concurrently with the consummation of such Acquisition Transaction pay to Parent or such Person(s) designated by Parent in writing (which Person(s) may include the Sponsors) (Parent or such Person(s), as applicable, the “Parent Payee”) an amount equal to $3,500,000.00 (the “Company Termination Fee”). For purposes of this Section 8.4(a)(i), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “more than 50%.”

(ii)     If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two Business Days) following such termination pay to the Parent Payee the Company Termination Fee.

(iii)     If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or concurrently with such termination pay to the Parent Payee the Company Termination Fee.

(b)     Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(c)     Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.4 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. In light of the difficulty of accurately determining actual losses or damages with respect to the foregoing, the parties acknowledge that the Company Termination Fee (and any Enforcement Costs, if any), in the circumstances in which such fee and/or costs become payable, constitutes a reasonable estimate of the losses or damages that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (in the event it is payable and paid) in a reasonable amount to compensate Parent in the circumstances in which such fee and/or costs are payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be difficult to calculate with any precision, and is not a penalty. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.4(a) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.4(a) or any portion thereof, the Company will pay to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, up to a maximum amount of $500,000.00 (as applicable, “Company Termination Fee Enforcement Costs”). All payments under this Section 8.4 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

(d)     Sole and Exclusive Remedy. Subject to Section 8.2(b), the Parent Payee’s receipt of the Company Termination Fee to the extent owed pursuant to this Section 8.4 will constitute liquidated damages and be the only monetary damages, and the sole and exclusive remedy, that Parent and Merger Sub and each of their respective Affiliates may recover from (A) the Company Group and its Affiliates; and (B) the former, current and future direct or indirect holders of any equity, controlling persons, directors, officers, employees, incorporators, agents, attorneys, advisors, representatives, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company Group and its Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable law arising out of any such breach, termination or failure, and upon payment of such amount, (1) none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company Group may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.3 and Section 8.4(c), as applicable); and (2) none of Parent, Merger Sub or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company Group may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.3 and Section 8.4(c), as applicable). The Company Related Parties are intended third party beneficiaries of this Section 8.4(d).

(e)     Acknowledgement Regarding Specific Performance. For the avoidance of doubt, Parent will be entitled to seek specific performance of this Agreement to the extent permitted by Section 9.8(b) while also seeking payment of the Company Termination Fee, but in no event shall Parent be entitled to both obtain specific performance to cause the Closing to occur and also to receive the Company Termination Fee.

8.5     Parent Payments.

(a)     Parent Termination Fee. If this Agreement is validly terminated by the Company pursuant to Section 8.1(g) or Section 8.1(i) (or by the Company under Section 8.1(c) at a time when the Company is entitled to terminate under Section 8.1(g) or Section 8.1(i)), Parent shall pay, or cause to be paid, to the Company an amount equal to $4,500,000.00 (the “Parent Termination Fee”) within two Business Days following such termination.

(b)     Single Payment Only. The Parties acknowledge and agree that in no event will the Parent Termination Fee be required to be paid on more than one occasion, whether or not the Parent Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(c)     Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. In light of the difficulty of accurately determining actual losses or damages with respect to the foregoing, the Parties acknowledge that the Parent Termination Fee (and any Enforcement Costs, if any), in the circumstances in which such fee and/or costs become payable, constitutes a reasonable estimate of the losses or damages that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (in the event it is payable and paid) in a reasonable amount to compensate the Company in the circumstances in which such fee and/or costs are payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be difficult to calculate with any precision, and is not a penalty. Accordingly, if Parent fails to promptly pay any amount due pursuant to Section 8.5(a) and, in order to obtain such payment, the Company commences a Legal Proceeding that results in a judgment against Parent for the amount set forth in Section 8.5(a) or any portion thereof, Parent will pay to the Company its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, up to a maximum amount of $500,000.00 (as applicable, “Parent Termination Fee Enforcement Costs” and together with Company Termination Fee Enforcement Costs, as applicable, “Enforcement Costs”). All payments under this Section 8.5 shall be made by wire transfer of immediately available funds to an account designated in writing by the Company.

(d)     Sole and Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, (x) the Company’s right to terminate this Agreement and receive the Parent Termination Fee to the extent owed pursuant to Section 8.5(a), the Company’s receipt of Parent Termination Fee Enforcement Costs to the extent owed pursuant to Section 8.5(c), the Company’s right to enforce its rights under the Confidentiality Agreement, the Reimbursement Obligations and, prior to the termination of this Agreement, the Company’s right to specific performance pursuant to Section 9.8(b) will be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Company and the Company Related Parties against (A) Parent, the Sponsors, the Financing Sources and their respective Affiliates; and (B) the former, current and future direct or indirect holders of any equity, controlling persons, management companies, directors, officers, employees, incorporators, agents, attorneys, advisors, representatives, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Persons in clause (A) (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) in respect of this Agreement (or the termination thereof), any agreement executed in connection herewith (including the Equity Commitment Letter) (or the termination thereof) and the transactions contemplated hereby and thereby (or the failure of such transactions to occur for any reason or for no reason) or any breach (whether willful (including willful and material breach), intentional, unilateral or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or the Equity Commitment Letter or any oral representation made or alleged to be made in connection herewith or therewith; (y) upon payment in full of the Parent Termination Fee to the Company (and any Enforcement Costs and Reimbursement Obligations, if any) the Company Related Parties shall not be entitled to commence or pursue any Proceeding against any Parent Related Party arising out of or in connection with this Agreement, any certificate or ancillary agreement delivered pursuant to the express terms of this Agreement or the transactions contemplated hereby or thereby (regardless of the theory of liability); and (z) upon payment in full of the Parent Termination Fee to the Company (and any Enforcement Costs and Reimbursement Obligations, if any) no Parent Related Party shall have any further liability relating to or arising out of this Agreement, any certificate or ancillary agreement delivered pursuant to the express terms of this Agreement or the transactions contemplated hereby or thereby (regardless of the theory of liability), including in connection with the Debt Financing. The Parent Related Parties are intended third party beneficiaries of this Section 8.5(d). In no event shall Parent, Merger Sub, the Sponsors or any other Parent Related Party have liability for (nor shall any Company Related Party seek to recover) monetary damages (including monetary damages in lieu of specific performance), individually or in the aggregate in excess of an amount equal to the Parent Termination Fee relating to or arising out of this Agreement (or the termination thereof), any agreement executed in connection herewith (including the Equity Commitment Letter) (or the termination thereof) or the transactions contemplated hereby and thereby (or the failure of such transactions to occur for any reason or for no reason) or any breach (whether willful (including willful and material breach), intentional, unilateral or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or the Equity Commitment Letter or any oral representation made or alleged to be made in connection herewith or therewith.

(e)     Acknowledgement Regarding Specific Performance. For the avoidance of doubt, the Company will be entitled to seek specific performance of this Agreement to the extent permitted by Section 9.8(b) while also seeking payment of the Parent Termination Fee, but in no event shall the Company be entitled to both obtain specific performance to cause the Closing to occur and also to receive the Parent Termination Fee.

8.6     Amendment. Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), provided that, after the Stockholder Approval Date, no amendment may be made to this Agreement that requires the further approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 6.6(a), Section 8.2, Section 8.4(d), Section 8.8, Section 9.3, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.11 and this Section 8.6 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the provisions relating to the Financing Sources set forth in Section 6.6(a), Section 8.2, Section 8.4(d), Section 8.8, Section 9.3, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.11 or this Section 8.6) may not be amended, modified or altered without the prior written consent of the Financing Sources.

8.7     Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

8.8     No Liability of Financing Sources. None of the Financing Sources will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder; provided, that nothing in this Section 8.8 shall limit the rights of the Company and its Affiliates from and after the Effective Time under any debt commitment letter or the definitive debt documents executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.

Article IX
GENERAL PROVISIONS

9.1     Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2     Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by fax (with a written or electronic confirmation of delivery) or by email transmission, in each case to the intended recipient as set forth below:

(a)          if to Parent or Merger Sub to:

c/o Anju Software Holdings, LLC

4500 E Lakeshore Drive, Suite 620

Tempe, AZ 85283

Attn:	Kurien Jacob
Email:	kurien@AnjuSoftware.com

with a copy (which will not constitute notice) to:

ABRY Partners II, LLC

888 Boylston Street, Suite 1600

Boston, MA 02199

Attn:	Tyler Wick and James Scola
Email:	twick@abry.com and jscola@abry.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:	Armand A. Della Monica, P.C., David Feirstein, P.C. and Elizabeth Freechack
Email:	armand.dellamonica@kirkland.com, david.feirstein@kirkland.com and elizabeth.freechack@kirkland.com with a copy (which will not constitute notice) to:

Snell & Wilmer L.L.P.

One Arizona Center

Phoenix, AZ 85004

Attn:	Dan Mahoney
Email:	dmahoney@swlaw.com

(b)          if to the Company (prior to the Effective Time) to:

OmniComm Systems, Inc.

2101 West Commercial Blvd.

Suite 3500

Ft. Lauderdale, FL 33309

Email: tvickers@omnicomm.com

with a copy (which will not constitute notice) to:

Foley & Lardner LLP

100 North Tampa St., Suite 2700

Tampa, Florida 33602

Attn:	Curt P. Creely
Email:	ccreely@foley.com

Any notice received by fax or otherwise at the addressee’s location, or by email at the addressee’s email address, on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address, email address or fax number through a notice given in accordance with this Section 9.2, except that that notice of any change to the address, email address, fax number or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3     Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties to the Equity Commitment Letter; or (ii) impede or delay the consummation of the Merger or otherwise impede the rights of the holders of shares of Company Common Stock, Company Restricted Shares, Company Warrants and Company Options pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.

9.4     Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Anju Software, Inc. and the Company have previously executed a Confidentiality Agreement, dated October 2, 2017 (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company Group furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5     Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter and the Equity Commitment Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6     Third Party Beneficiaries. Except as set forth in Section 6.10, Section 8.4(d), Section 8.5(d) and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.10; (b) as set forth in or contemplated by Section 8.4(d) and Section 8.5(d); and (c) from and after the Effective Time, the rights of the holders of shares of Company Common Stock, Company Restricted Shares, Company Warrants and Company Options to receive the merger consideration set forth in Article II. The provisions of Section 6.6(b), Section 8.2, Section 8.6, Section 8.8, Section 9.3, Section 9.8, Section 9.9, Section 9.10, Section 9.11 and this Section 9.6 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources and their respective successors and assigns).

9.7     Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8     Remedies.

(a)     Remedies Cumulative. Except as otherwise provided herein (including pursuant to Section 9.8(b)), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)     Specific Performance.

(i)     The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to Section 8.4, Section 8.5, Section 8.8 and Section 9.8(b)(ii), the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof.

(ii)     Notwithstanding anything in this Agreement to the contrary, the Company shall only be entitled to specific performance of Parent’s obligations to cause the Equity Financing to be funded and to consummate the transactions contemplated by this Agreement, including by demanding Parent to enforce (or directly enforcing as a third party beneficiary of) the obligations of the parties to the Equity Commitment Letter and Parent’s (and the Company’s) rights thereunder, in the event that each of the following conditions has been fully satisfied: (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at Closing, provided that such conditions are capable of being satisfied at Closing), (B) the Available Debt Financing has been funded in full in accordance with the terms thereof or will be funded in full in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing, (C) Parent and Merger Sub fail to consummate the transactions contemplated hereby by the date on which the Closing was required to occur pursuant to Section 2.3, and (D) the Company has delivered to Parent a written notice irrevocably confirming that, subject to performance by Parent and the Sponsors with their respective obligations, the Company is ready, willing and able to consummate the Closing in accordance with the terms hereof if specific performance is granted and the Equity Financing and the Debt Financing are funded. For the avoidance of doubt, (x) while the Company may pursue any or all of a grant of specific performance (pursuant to this Section 9.8(b)), monetary damages, and/or the payment of the Parent Termination Fee pursuant to Section 8.5 and/or Enforcement Costs, under no circumstances will the Company, its Affiliates or any other Person be entitled to receive both a grant of such specific performance and monetary damages (including an award of all or any portion of the Parent Termination Fee) except for any Enforcement Costs in connection with the grant of such specific performance, and (y) in no event shall the Company, its Affiliates or any other Person be entitled to enforce specifically Parent’s right to cause the Equity Financing to be funded or to complete the transactions contemplated by this Agreement if the Available Debt Financing has not been funded in full (or will not be funded in full at the Closing if the Equity Financing is funded at the Closing).

(iii)     Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any Debt Financing under the terms thereof, none of the Company and its Affiliates and their direct and indirect equityholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing, and in no event shall the Company, any of its Affiliates or its or their direct or indirect equityholders be entitled to directly seek the remedy of specific performance of this Agreement against any Financing Source.

(iv)     Subject to the terms of Section 8.4, Section 8.5 and Section 9.8(b)(ii), the Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.9     Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction.

9.10     Consent to Jurisdiction.

(a)     General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(b)     Jurisdiction for Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Merger, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt commitment letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the laws of the State of New York.

9.11     WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE EQUITY COMMITMENT LETTER, THE DEBT FINANCING OR THE EQUITY FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12     Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13     Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.14     No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

ANJU SOFTWARE, INC.

By:	/s/ Kurien Jacob
Name:	Kurien Jacob
Title:	Chief Executive Officer

THISBE MERGER SUB, INC.

By:	/s/ James Scola
Name:	James Scola
Title:	Vice President

[Signature Page to Agreement and Plan of Merger]

OMNICOMM SYSTEMS, INC.

By:	/s/ Thomas E. Vickers
Name:	Thomas E. Vickers
Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]